Filed Pursuant to Rule 424(b)(3)
File No. 333-147414

AMENDED AND RESTATED

SUPPLEMENT NO. 12 DATED APRIL 30, 2009

TO PROSPECTUS DATED APRIL 25, 2008

APPLE REIT NINE, INC.

The following information supplements the prospectus of Apple REIT Nine, Inc. dated April 25, 2008 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Amended and Restated Supplement No. 12 (which is cumulative and replaces all prior Supplements).

TABLE OF CONTENTS

Status of the Offering	S – 3
Incorporation by Reference	S – 5
Summary Overview	S – 7
Potential Acquisitions	S – 13
Summary of Contracts for Our Properties	S – 14
Financial and Operating Information for Our Properties	S – 17
Management	S – 20
Selected Financial Data	S – 25
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S – 26
Experts	S – 36
Experience of Prior Programs	S – 38
Index to Financial Statements	F – 1

Certain forward-looking statements are included in the prospectus and this supplement. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

“Courtyard by Marriott,” “Fairfield Inn,” “Fairfield Inn & Suites,” “TownePlace Suites,” “Marriott,” “SpringHill Suites” and “Residence Inn” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references below to “Marriott” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Marriott’s relationship with Apple REIT Nine, Inc., or otherwise. Marriott is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Nine, Inc. and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Marriott of any franchise or other rights to Apple REIT Nine, Inc. shall not be construed as any expression of approval or disapproval. Marriott has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

“Hampton Inn,” “Hampton Inn & Suites,” “Homewood Suites,” “Embassy Suites” and “Hilton Garden Inn” are each a registered trademark of Hilton Hotels Corporation or one of its affiliates. All references below to “Hilton” mean Hilton Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this prospectus supplement, whether relating to hotel information, operating information, financial information, Hilton’s relationship with Apple REIT Nine, Inc., or otherwise. Hilton is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in the offering by Apple REIT Nine, Inc. and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this prospectus supplement or the offering related to this prospectus supplement, and the grant by Hilton of any franchise or other rights to Apple REIT Nine, Inc. shall not be construed as any expression of approval or disapproval. Hilton has not assumed, and shall not have, any liability in connection with this prospectus supplement or the offering related to this prospectus supplement.

STATUS OF THE OFFERING

We completed the minimum offering of units (with each unit consisting of one Common Share and one Series A Preferred Share) at $10.50 per unit on May 14, 2008. We are continuing the offering at $11 per unit in accordance with the prospectus. We registered to sell a total of 182,251,082 units. As of March 26, 2009, 129,280,956 units remain unsold. We will offer units until April 25, 2010, unless the offering is extended, provided that the offering will be terminated if all of the units are sold before then.

As of March 26, 2009, we had closed on the following sales of units in the offering:

Price Per Unit	Number of Units Sold	Gross Proceeds	Proceeds Net of Selling Commissions and Marketing Expense Allowance
$10.50	9,523,810	$100,000,000	$90,000,000
$11.00	43,446,316	$477,909,480	$430,118,532

Total	52,970,126	$577,909,480	$520,118,532

Our distributions since the initial capitalization through December 31, 2008 totaled approximately $13.0 million of which approximately $8.4 million was used to purchase additional units under the Company’s best-efforts offering. Thus the net cash distributions were $4.6 million. Our distributions were paid at a monthly rate of $0.073334 per common share beginning in June 2008. For the same period our net cash generated from operations, from our Consolidated Statement of Cash Flows included with our audited financial statements, was approximately $3.3 million. We funded $ 3.3 million of the net $ 4.6 million distributions in 2008 with net cash from operating activities. The remaining $ 1.3 million of the net $ 4.6 million distributions in 2008 was funded with offering proceeds (assuming we had no other receipts, borrowings or disbursements). During the initial phase of our operations, we may, due to the inherent delay between raising capital and investing that same capital in income producing real estate, have a portion of our distributions funded from offering proceeds. Our objective in setting a distribution rate is to project a rate taking into account acquisitions and capital improvements, ramp up of new properties and varying economic cycles, that will provide consistency over the life of the program. We anticipate that we may need to utilize debt, offering proceeds and cash from operations to meet this objective. We do evaluate the distribution rate on an ongoing basis and may make changes if we feel the rate is not appropriate based on available cash resources. The following table summarizes distributions made in each quarter of 2008:

Quarter 1	$—
Quarter 2	893,000
Quarter 3	4,788,000
Quarter 4	7,331,000

Total	$13,012,000

Due to the inherent delay between raising capital and investing that same capital in income producing real estate, we have had significant amounts of cash earning interest at short term money market rates. As a result, the difference between distributions paid and cash generated from operations has been funded from proceeds from the offering of units, and this portion of distributions is expected to be treated as a return of capital for federal income tax purposes. In May, 2008, our Board of Directors established a policy for an annualized dividend rate of $0.88 per common share, payable in monthly distributions. We intend to continue paying dividends on a monthly basis, consistent with the annualized dividend rate established by our Board of Directors. Our Board of Directors, upon the recommendation of the Audit Committee, may amend or establish a new annualized dividend rate. Since a portion of distributions has to date been funded with proceeds from the offering of units, our ability to maintain our current intended rate of distributions will be based on our ability to fully invest our offering proceeds and thereby increase our cash generated from operations. Since there can be no assurance of our ability to acquire properties that provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate.

For the year ended December 31, 2008, as stated in Note 1 to our consolidated financial statements for that period, 58% of distributions made to investors represented a return of capital and the remaining 42% represented ordinary income. Proceeds of the offering which are distributed are not available for investment in properties. See “Risk Factors”—“We may be unable to make distributions to our shareholders,” on page 28 of the prospectus, and “Our distributions to our shareholders may not be sourced from operating cash flow but from offering proceeds or indebtedness and this will decrease our distributions in the future,” on page 29 of the prospectus.

In connection with our offering of units, the suitability standards for purchasers in the State of California require that each California purchaser must certify that (i) he has annual gross income of at least $75,000 with a net worth (exclusive of home, home furnishings and automobiles) of at least $150,000, or a net worth (exclusive of home, home furnishings and automobiles) of at least $250,000; and (ii) units purchased do not exceed 10% of his net worth (exclusive of home, home furnishings and automobiles).

The exemption from registration provided under Section 25104(h) of the California Corporations Code will not be available for resales of units purchased in this offering.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission, or “SEC.” The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-147414), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 4, 2009;

•	Current Report on Form 8-K/A filed with the SEC on October 10, 2008; includes the financial statements for the Tucson, Arizona Hilton Garden Inn Hotel and the required pro forma financial information;

•

Current Report on Form 8-K filed with the SEC on October 22, 2008; includes the financial statements for SCI Lewisville Hotel, Ltd. (previous owner of the Lewisville, Texas Hilton Garden Inn); SCI Duncanville Hotel, Ltd. (previous owner of the Duncanville, Texas Hilton Garden Inn) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on October 24, 2008; includes the financial statements for RSV Twinsburg Hotel, Ltd (previous owner of the Twinsburg, Ohio Hilton Garden Inn) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on October 24, 2008; includes the financial statements for Charlotte Lakeside Hotel, L.P. (previous owner of the Charlotte, North Carolina Homewood Suites); Santa Clarita Courtyard; Allen Stacy Hotel, Ltd. (previous owner of the Allen, Texas Hampton Inn & Suites) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on January 12, 2009; includes the financial statements for the Beaumont, Texas—Residence Inn by Marriott; Santa Clarita Hotels Portfolio; SCI Allen Hotel, Ltd. (previous owner of the Allen, Texas Hilton Garden Inn); Pueblo, Colorado Hampton Inn & Suites and the required pro forma financial information;

•	Current Report on Form 8-K/A filed with the SEC on January 12, 2009; includes the financial statements for the Bristol, Virginia—Courtyard Marriott and the required pro forma financial information;

•	Current Report on Form 8-K/A filed with the SEC on January 27, 2009; includes the financial statements for the Durham, North Carolina—Homewood Suites and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on January 27, 2009; includes the financial statements for RMRVH Jackson, LLC CYRMR Jackson, LLC and VH Fort Lauderdale Investment Ltd (previous owners of the Jackson, Tennessee Courtyard; Jackson, Tennessee Hampton Inn & Suites and Fort Lauderdale, Florida Hampton Inn) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on January 27, 2009; includes the financial statements for RMRVH Jackson, LLC CYRMR Jackson, LLC and VH Fort Lauderdale Investment Ltd (previous owners of the Jackson, Tennessee Courtyard; Jackson, Tennessee Hampton Inn & Suites and Fort Lauderdale, Florida Hampton Inn); Playhouse Square Hotel Associates and Playhouse Parking Associates, L.P. (previous owners of the Pittsburgh, Pennsylvania Hampton Inn) and the required pro forma financial information;

•

Current Report on Form 8-K filed with the SEC on April 15, 2009; includes the financial statements for Austin FRH, LTD, FRH Braker, LTD and RR Hotel Investment, LTD (previous owners of Round Rock, Texas Hampton Inn; Austin, Texas Homewood Suites; and Austin, Texas Hampton Inn) and the required pro forma financial information;

•

Current Report on Form 8-K/A filed with the SEC on April 15, 2009; includes the financial statements for Austin FRH, LTD, FRH Braker, LTD and RR Hotel Investment, LTD (previous owners of Round Rock, Texas Hampton Inn; Austin, Texas Homewood Suites; and Austin, Texas Hampton Inn) and the required pro forma financial information; and

•	The description of our units contained in our Registration Statement on Form 8-A (File No. 000-53603), filed with the SEC on March 27, 2009.

All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

In addition, we will provide to each person, including any beneficial owner of our common shares, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at 814 East Main Street, Richmond, Virginia 23219, Attention: Kelly Clarke, (804) 344-8121. The documents also may be accessed on our website at www.applereitnine.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

SUMMARY OVERVIEW

Purchase Summary

We currently own, through our subsidiaries, a total of 25 hotels. These hotels contain a total of 2,887 guest rooms. They were purchased for an aggregate gross purchase price of $399,999,867. Financial and operating information about these hotels is provided in another section below.

In addition, we currently own, through one of our subsidiaries, approximately 417 acres of land located on 113 individual sites in the Ft. Worth, Texas area. The purchase price for this land was approximately $147,000,000. Additional information about this land and the underlying ground lease is provided in another section below. Under the ground lease, we will receive monthly rental payments.

Loan Assumptions

The purchase contracts for six of our hotels required us to assume loans secured by these hotels. The total outstanding aggregate principal balance of the assumed loans is $53,803,724. Each of the assumed loans has a non-recourse structure, which means that the lender generally must rely on the property, rather than the borrower, as the lender’s source of repayment in any collection action. There are exceptions to the non-recourse structure in certain situations, such as misappropriation of funds and environmental liabilities. In these situations, the lender would be permitted to seek repayment from the guarantor or indemnitor of the loan, which is one of our indirect wholly-owned subsidiaries.

Terminations

On January 29, 2009, we caused one of our indirect wholly-owned subsidiaries, Apple Nine Hospitality Ownership, Inc. to terminate a purchase contract for a hotel located in Portsmouth, New Hampshire. The hotel had a purchase price of $15,800,000, secured debt to be assumed by our subsidiary totaling $9,698,039 and contained 126 guest rooms. The entry into this purchase contract was reported in Supplement No. 9. The seller did not have any material relationship with us or our subsidiaries, other than through the purchase contract. In connection with the termination of this contract, the initial deposit of $200,000 was repaid to our subsidiary.

On February 4, 2009, we caused one of our indirect wholly-owned subsidiaries, Apple Nine Hospitality Ownership, Inc. to terminate a purchase contract for a hotel located in Yuma, Arizona. The hotel had a purchase price of $11,250,000, secured debt to be assumed by our subsidiary totaling $6,322,393 and contained 90 guest rooms. The entry into this purchase contract was reported in Supplement No. 9. The seller did not have any material relationship with us or our subsidiaries, other than through the purchase contract. In connection with the termination of this contract, the initial deposit of $200,000 was repaid to our subsidiary.

Source of Funds and Related Party Payments

Our hotel and land purchases were funded primarily by the proceeds from our ongoing offering of units. We also used our offering proceeds to pay $10,944,454, representing 2% of the gross purchase price for our hotel and land purchases, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

We have entered into a property acquisition and disposition agreement with Apple Suites Realty Group, Inc. to acquire and dispose of our real estate assets. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses will be payable for these services.

We have entered into an advisory agreement with Apple Nine Advisors, Inc. to manage us and our assets. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by us in addition to certain reimbursable expenses will be payable for these services. Apple Nine Advisors, Inc. has entered into an agreement with Apple REIT Six, Inc. to provide certain management services to us. We will reimburse Apple Nine Advisors, Inc. for the cost of the services provided by Apple REIT Six, Inc. Apple Nine Advisors, Inc. in turn will pay Apple REIT Six, Inc. for the cost of the services provided by Apple REIT Six, Inc. Total advisory fees and reimbursable expenses incurred by the Company under the advisory agreement are included in general and administrative expenses and totaled approximately $766,000 for the year ended December 31, 2008. Apple Nine Advisors, Inc. is owned by Glade M. Knight, who is also the Chairman and Chief Executive Officer of Apple REIT Six, Inc.

David Lerner Associates, Inc., Apple Suites Realty Group, Inc. and Apple Nine Advisors, Inc. earned the compensation and expense reimbursements shown below in connection with their services during the year ended December 31, 2008 relating to our offering phase, acquisition phase and operations phase.

David Lerner Associates, Inc. is not related to Apple Suites Realty Group, Inc. or Apple Nine Advisors, Inc.

As described on page 42 of the prospectus under the heading “Compensation” and as shown below, we pay certain fees and expenses as they are incurred, while others accrue and will be paid in future periods, subject in some cases to the achievement of performance criteria. We did not incur any amounts in connection with our disposition phase during the year ended December 31, 2008.

Year Ended December 31, 2008

	Incurred	Paid	Accrued
Offering Phase
Selling commissions paid to David Lerner Associates, Inc. in connection with the offering	$33,479,250	$33,479,250	$—
Marketing Expense Allowance paid to David Lerner Associates, Inc. in connection with the offering	11,159,750	11,159,750	—

	44,639,000	44,639,000

Acquisition Phase
Acquisition Commission paid to Apple Suites Realty Group, Inc.	6,824,000	5,476,000	1,348,000
Operations Phase
Asset management fee paid to Apple Nine Advisors, Inc.	171,000	171,000	—
Reimbursement of costs paid to Apple Nine Advisors, Inc.	595,000	595,000	—

State and Franchise Summary

The below map shows the states in which our hotels are located, and the following charts summarize our room and franchise information.

States in which Our Hotels are Located

Number of Guest Rooms by State

Type and Number of Hotel Franchises

Ownership, Leasing and Management Summary

Each of our hotels has been leased to one of our indirect wholly-owned subsidiaries, as the lessee, under a separate hotel lease agreement. For simplicity, the applicable lessee will be referred to below as the “lessee.”

Each hotel is managed under a separate management agreement between the applicable lessee and the manager. For simplicity, the applicable manager will be referred to below as the “manager.”

The hotel lease agreements and the management agreements are among the contracts described in another section below. The table below specifies the franchise, hotel owner, lessee and manager for our hotels:

	Hotel Location	Franchise (a)	Hotel Owner/Lessor	Lessee	Manager
1.	Tucson, Arizona	Hilton Garden Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Texas Western Management Partners, L.P.
2.	Charlotte, North Carolina	Homewood Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	MHH Management, LLC
3.	Santa Clarita, California	Courtyard	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Dimension Development Two, LLC
4.	Allen, Texas	Hampton Inn & Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Texas Services, Inc.	Gateway Hospitality Group, Inc. (b)
5.	Twinsburg, Ohio	Hilton Garden Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Gateway Hospitality Group, Inc. (b)
6.	Lewisville, Texas	Hilton Garden Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Texas Services, Inc.	Gateway Hospitality Group, Inc. (b)
7.	Duncanville, Texas	Hilton Garden Inn	Apple Nine SPE Duncanville, Inc.	Apple Nine Services Duncanville, Inc.	Gateway Hospitality Group, Inc. (b)
8.	Santa Clarita, California	Hampton Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Dimension Development Two, LLC (b)
9.	Santa Clarita, California	Residence Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Dimension Development Two, LLC (b)
10.	Santa Clarita, California	Fairfield Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Dimension Development Two, LLC (b)
11.	Beaumont, Texas	Residence Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Texas Services II, Inc.	Texas Western Management Partners, L.P. (b)
12.	Pueblo, Colorado	Hampton Inn & Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Dimension Development Two, LLC
13.	Allen Texas	Hilton Garden Inn	Apple Nine SPE Allen, Inc.	Apple Nine Services Allen, Inc.	Gateway Hospitality Group, Inc. (b)
14.	Bristol, Virginia	Courtyard	Apple Nine SPE Bristol, Inc.	Apple Nine Services Bristol, Inc.	LBAM-Investor Group, L.L.C.
15.	Durham, North Carolina	Homewood Suites	Apple Nine North Carolina, L.P.	Apple Nine Hospitality Management, Inc.	MHH Management, LLC
16.	Hattiesburg, Mississippi	Residence Inn	Sunbelt-RHM, L.L.C.	Apple Nine Hospitality Management, Inc.	LBAM-Investor Group, L.L.C. (b)
17.	Jackson, Tennessee	Courtyard	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Vista Host, Inc. (b)
18.	Jackson, Tennessee	Hampton Inn & Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Vista Host, Inc. (b)
19.	Fort Lauderdale, Florida	Hampton Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	Vista Host, Inc. (b)
20.	Pittsburgh, Pennsylvania	Hampton Inn	Apple Nine Pennsylvania Business Trust	Apple Nine Hospitality Management, Inc.	Vista Host, Inc. (b)
21.	Frisco, Texas	Hilton Garden Inn	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Texas Services II, Inc.	Texas Western Management Partners, L.P.
22.	Round Rock, Texas	Hampton Inn	Apple Nine SPE Round Rock, Inc.	Apple Nine Services Round Rock, Inc.	Vista Host, Inc. (b)

	Hotel	Franchise (a)	Hotel Owner/Lessor	Lessee	Manager
23.	Panama City, Florida	Hampton Inn & Suites	Apple Nine Hospitality Ownership, Inc.	Apple Nine Hospitality Management, Inc.	LBAM-Investor Group, L.L.C.
24.	Austin, Texas	Homewood Suites	Apple Nine SPE Austin Northwest, Inc.	Apple Nine Services Austin Northwest, Inc.	Vista Host, Inc. (b)
25.	Austin, Texas	Hampton Inn	Apple Nine SPE Austin Arboretum, Inc.	Apple Nine Services Austin Arboretum, Inc.	Vista Host, Inc. (b)

Notes for Table:

(a)	All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement are the properties of their respective owners. These references shall not in any way be construed as participation by, or endorsement of, our offering by any of our franchisors or managers.
(b)	The hotels specified were purchased from an affiliate of the indicated manager.

We have no material relationship or affiliation with the hotel sellers or managers, except for the relationship resulting from our purchases, our management agreements for the hotels we own and any related documents.

POTENTIAL ACQUISITIONS

Purchase Contracts

We have entered into, or caused one of our indirect wholly-owned subsidiaries to enter into, purchase contracts for 15 other hotels. These contracts are for direct hotel purchases or, in certain cases, a purchase of the entity that currently owns the hotel. The following table summarizes the hotel and contract information:

Purchase Contracts for Potential Hotel Acquisitions

	Hotel Location	Franchise	Date of Purchase Contract	Number of Rooms	Gross Purchase Price
1.	Hillsboro, Oregon (a)	Embassy Suites	October 3, 2008	165	$32,500,000
2.	Hillsboro, Oregon (a)	Hampton Inn & Suites	October 3, 2008	106	14,500,000
3.	Clovis, California (a)	Hampton Inn & Suites	October 17, 2008	86	11,150,000
4.	Clovis, California (a)	Homewood Suites	October 17, 2008	83	12,435,000
5.	Dothan, Alabama (a)	Hilton Garden Inn	October 20, 2008	104	11,600,836
6.	Albany, Georgia (a)	Fairfield Inn & Suites	October 20, 2008	87	7,919,790
7.	Panama City, Florida (a)	TownePlace Suites	October 20, 2008	103	10,640,346
8.	Johnson City, Tennessee (a)	Courtyard	October 20, 2008	90	9,879,788
9.	Troy, Alabama (a)	Courtyard	October 20, 2008	90	8,696,456
10.	Houston, Texas (a)	Marriott	October 29, 2008	206	51,000,000
11.	Orlando, Florida (a)	Fairfield Inn & Suites	November 14, 2008	200	(b	)
12.	Orlando, Florida (a)	SpringHill Suites	November 14, 2008	200	(b	)
13.	Baton Rouge, Louisiana (a)	SpringHill Suites	November 14, 2008	119	15,100,000
14.	Rochester, Minnesota (a)	Hampton Inn & Suites	November 14, 2008	124	14,136,000
15.	Holly Springs, North Carolina (a)	Hampton Inn	January 6, 2009	124	14,880,000

			Total	1,887	$269,238,216

Notes for Table:

(a)	The indicated hotels are currently under construction. The table shows the expected number of rooms upon hotel completion and the expected franchise.
(b)	The two hotels are covered by the same purchase contract with a purchase price of $54.8 million. This amount is reflected in the total gross purchase price indicated above.

In general, each purchase contract listed above required a deposit upon (or shortly after) execution. An additional deposit is typically due upon the expiration of the contract review period. If a closing occurs under a purchase contract, the initial and additional deposits are credited toward the purchase price. If a closing does not occur because the seller fails to satisfy a condition to closing or breaches the purchase contract, the applicable deposits would be refunded to us. The total of both the initial and additional deposits for the purchase contracts listed above is $1,835,000.

The purchase contracts listed for 11 through 14 were purchase contracts originally executed by a subsidiary of Apple REIT Eight, Inc. One of our subsidiaries entered into a series of assignment of contracts with a subsidiary of Apple REIT Eight, Inc. to become the purchaser under these purchase contracts. In addition to our subsidiary assuming all of the rights and obligations under each purchase contract, we caused our subsidiary to reimburse the assignor for the following: (i) initial deposits totaling $1.2 million made by Apple REIT Eight, Inc.; and (ii) transactional costs totaling approximately $64,000 paid by Apple REIT Eight, Inc. to third parties. There are no additional deposits required under these purchase contracts. No consideration or fees were paid to Apple REIT Eight, Inc. or its subsidiaries for the assignment of the purchase contracts, except the reimbursement payments mentioned above. These reimbursement payments did not constitute or result in a profit for Apple REIT Eight, Inc. Our Chairman and Chief Executive Officer, Glade M. Knight is also the Chairman and Chief Executive Officer of Apple REIT Eight, Inc.

For each purchase contract listed above, there are material conditions to closing that presently remain unsatisfied. Accordingly, there can be no assurance at this time that a closing will occur under any of these purchase contracts.

SUMMARY OF CONTRACTS

FOR OUR PROPERTIES

Hotel Lease Agreements

Each of our recently purchased hotels is covered by a separate hotel lease agreement between the owner (one of our indirect wholly-owned subsidiaries) and the applicable lessee (another one of our indirect wholly-owned subsidiaries, as specified in the previous section). Each lease provides for an initial term of 10 years. The applicable lessee has the option to extend its lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised.

Each lease provides for annual base rent and percentage rent. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Shown below is the annual base rent and the lease commencement date for our hotels:

	Hotel Location	Franchise	Annual Base Rent	Date of Lease Commencement
1.	Tucson, Arizona	Hilton Garden Inn	$1,669,903	July 31, 2008
2.	Charlotte, North Carolina	Homewood Suites	435,654	September 24, 2008
3.	Santa Clarita, California	Courtyard	1,225,125	September 24, 2008
4.	Allen, Texas	Hampton Inn & Suites	1,066,725	September 26, 2008
5.	Twinsburg, Ohio	Hilton Garden Inn	1,478,217	October 7, 2008
6.	Lewisville, Texas	Hilton Garden Inn	1,576,353	October 16, 2008
7.	Duncanville, Texas	Hilton Garden Inn	1,435,865	October 21, 2008
8.	Santa Clarita, California	Hampton Inn	1,313,780	October 29, 2008
9.	Santa Clarita, California	Residence Inn	1,466,370	October 29, 2008
10.	Santa Clarita, California	Fairfield Inn	724,283	October 29, 2008
11.	Beaumont, Texas	Residence Inn	1,441,097	October 29, 2008
12.	Pueblo, Colorado	Hampton Inn & Suites	892,184	October 31, 2008
13.	Allen Texas	Hilton Garden Inn	1,532,670	October 31, 2008
14.	Bristol, Virginia	Courtyard	1,549,438	November 7, 2008
15.	Durham, North Carolina	Homewood Suites	1,513,520	December 4, 2008
16.	Hattiesburg, Mississippi	Residence Inn	931,911	December 11, 2008
17.	Jackson, Tennessee	Courtyard	1,122,462	December 16, 2008
18.	Jackson, Tennessee	Hampton Inn & Suites	1,161,585	December 30, 2008
19.	Fort Lauderdale, Florida	Hampton Inn	1,364,291	December 31, 2008
20.	Pittsburgh, Pennsylvania	Hampton Inn	1,857,295	December 31, 2008
21.	Frisco, Texas	Hilton Garden Inn	1,185,726	December 31, 2008
22.	Round Rock, Texas	Hampton Inn	960,187	March 6, 2009
23.	Panama City, Florida	Hampton Inn & Suites	799,538	March 12, 2009
24.	Austin, Texas	Homewood Suites	1,615,036	April 14, 2009
25.	Austin, Texas	Hampton Inn	1,486,210	April 14, 2009

The annual percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest rentals less sales and room taxes and credit card fees. The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the annual percentage rent is equal to the sum of (a) 17% of all suite revenue for the year, up to the applicable suite revenue breakpoint; plus (b) 55% of the suite revenue for the year in excess of the applicable suite revenue breakpoint, as reduced by base rent paid for the year.

Management Agreements

Each of our hotels is being managed by the manager under a separate management agreement between the manager and the applicable lessee (which is one of our indirect wholly-owned subsidiaries, as specified in the previous section). The manager is responsible for managing and supervising the daily operations of the hotel and for collecting revenues for the benefit of the applicable lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties. We believe that such fees and terms are appropriate for the hotels and the markets in which they operate.

Franchise Agreements

In general, for the hotels franchised by Marriott International, Inc. or one of its affiliates, there is a relicensing franchise agreement between the applicable lessee (as specified in a previous section) and Marriott International, Inc. or an affiliate. Each relicensing franchise agreement provides for the payment of royalty fees and marketing contributions to the franchisor. A percentage of gross room revenues is used to determine these payments. In addition, we have caused Apple Nine Hospitality, Inc. or another one of our subsidiaries to provide a separate guaranty of the payment and performance of the applicable lessee under the relicensing franchise agreement.

For the hotels franchised by Hilton Hotels Corporation or one of its affiliates, there is a franchise license agreement between the applicable lessee and Hilton Hotels Corporation or an affiliate. Each franchise license agreement provides for the payment of royalty fees and program fees to the franchisor. A percentage of gross room revenues is used to determine these payments. Apple Nine Hospitality, Inc. or another one of our subsidiaries has guaranteed the payment and performance of the lessee under the applicable franchise license agreement.

The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotels and the markets in which they operate. These agreements may be terminated for various reasons, including failure by the applicable lessee to operate in accordance with the standards, procedures and requirements established by the franchisor.

Ft. Worth, Texas Land

On January 21, 2009, we caused one of our wholly-owned subsidiaries to enter into a purchase and sale contract for certain parcels of land located in the Ft. Worth, Texas area. Upon completing the preliminary closing, which occurred on April 7, 2009, under the terms and conditions of the purchase and sale contract dated as of January 21, 2009, as amended, we acquired equitable title to the surface of approximately 417 acres of land located on 113 individual sites. The recorded fee simple title will be completed and conveyed to us by the final closing date, which is the earlier of November 30, 2009 or the completion of platting each of the 113 sites with the relevant governmental localities. In connection with the preliminary closing, we caused one of our indirect wholly-owned subsidiaries, Apple Nine Ventures Ownership, Inc., to enter into a ground lease agreement dated April 7, 2009 for this land (the “Lease”). Each of the 113 individual sites is between approximately two and eleven acres in size. The 113 individual sites are located in four counties (Tarrant, Johnson, Dallas and Ellis) in and around the Ft. Worth, Texas area. The Lease is with Chesapeake Operating, Inc. (the “Tenant”), a subsidiary of Chesapeake Energy Corporation. Chesapeake Energy Corporation is a guarantor of the Lease.

The Lease has an initial term of 40 years with five renewal options of five years each, exercisable by the Tenant. The table below sets forth the annual and monthly rent amounts for all of the 113 individual sites under the initial term of the Lease:

Lease Term	Annual	Monthly
Lease Years 1-5	$15,458,400	$1,288,200
Lease Years 6-10	17,004,240	1,417,020
Lease Years 11-15	18,704,664	1,558,722
Lease Years 16-20	20,575,130	1,714,594
Lease Years 21-25	22,632,643	1,886,054
Lease Years 26-30	24,895,908	2,074,659
Lease Years 31-40	27,385,499	2,282,125

Payments under the Lease are required to be made monthly in advance. Under the Lease, the Tenant has the right to assign the Lease or sublease all or any portion of one or more of the 113 individual sites to an affiliate of the Tenant without our consent. However, no assignment or sublease relieves the Tenant of its obligations under the terms and conditions of the Lease.

Currently, the Tenant is using over 40% of the sites for natural gas production and anticipates using the remaining sites for natural gas production. We have no present intention to use the land for any other purpose. Under the Lease, the Tenant is responsible for all operating costs associated with the land including, maintenance, utilities, insurance, property taxes, environmental, zoning, permitting, etc. and the Tenant is required to maintain the land in good condition.

Our management believes that all of the sites are adequately covered by insurance. The Tenant and Chesapeake Energy Corporation do not have any material relationship with us or our subsidiaries, other than through the Lease and the purchase and sale contract dated January 21, 2009, as amended. Chesapeake Energy Corporation is a publicly held company that is traded on the New York Stock Exchange. According to the Form 10-K filed with the Securities and Exchange Commission by Chesapeake Energy Corporation, they are the largest independent producer of natural gas in the United States with interests in over 41,000 producing, natural gas and oil wells. As of December 31, 2008, Chesapeake Energy Corporation had total assets of approximately $38.4 billion and assets net of liabilities of approximately $16.3 billion. For the year ending December 31, 2008, Chesapeake Energy Corporation had total revenue of $11.6 billion, net income of $723 million and cash flow from operations of $5.2 billion. Our investors will acquire no interest in Chesapeake Energy Corporation or its assets or any related parties by purchasing units in this offering.

FINANCIAL AND OPERATING INFORMATION

FOR OUR PROPERTIES

Our hotels offer guest rooms and suites, together with related amenities, that are consistent with their operations. The hotels are located in developed or developing areas and in competitive markets. We believe the hotels are well-positioned to compete in their markets based on location, amenities, rate structure and franchise affiliation. In the opinion of management, each hotel is adequately covered by insurance. The following tables present further information about our hotels:

Table 1. General Information

	Hotel Location	Franchise	Number of Rooms/ Suites	Gross Purchase Price	Average Daily Rate (Price) per Room/ Suite (a)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel (b)	Purchase Date
1.	Tucson, Arizona	Hilton Garden Inn	125	$18,375,000	$120-149	$17,397,150	July 31, 2008
2.	Charlotte, North Carolina	Homewood Suites	112	5,750,000	129-189	4,729,410	September 24, 2008
3.	Santa Clarita, California	Courtyard	140	22,700,000	129-209	18,243,805	September 24, 2008
4.	Allen, Texas	Hampton Inn & Suites	103	12,500,000	144-159	11,100,086	September 26, 2008
5.	Twinsburg, Ohio	Hilton Garden Inn	142	17,792,440	134-161	16,387,690	October 7, 2008
6.	Lewisville, Texas	Hilton Garden Inn	165	28,000,000	149-176	24,529,875	October 16, 2008
7.	Duncanville, Texas	Hilton Garden Inn	142	19,500,000	143-199	17,779,620	October 21, 2008
8.	Santa Clarita, California	Hampton Inn	128	17,129,348	109	15,358,348	October 29, 2008
9.	Santa Clarita, California	Residence Inn	90	16,599,578	139-199	14,118,232	October 29, 2008
10.	Santa Clarita, California	Fairfield Inn	66	9,337,262	89-119	7,517,608	October 29, 2008
11.	Beaumont, Texas	Residence Inn	133	16,900,000	159-179	15,752,641	October 29, 2008
12.	Pueblo, Colorado	Hampton Inn & Suites	81	8,025,000	149-199	7,157,264	October 31, 2008
13.	Allen Texas	Hilton Garden Inn	150	18,500,000	129-149	16,405,653	October 31, 2008
14.	Bristol, Virginia	Courtyard	175	18,650,000	119-189	17,115,637	November 7, 2008
15.	Durham, North Carolina	Homewood Suites	122	19,050,000	144-209	17,846,600	December 4, 2008
16.	Hattiesburg, Mississippi	Residence Inn	84	9,793,028	139-149	8,910,083	December 11, 2008
17.	Jackson, Tennessee	Courtyard	94	15,200,000	129-139	14,240,000	December 16, 2008
18.	Jackson, Tennessee	Hampton Inn & Suites	83	12,600,000	119-149	11,926,000	December 30, 2008
19.	Fort Lauderdale, Florida	Hampton Inn	109	19,290,434	149-169	18,080,922	December 31, 2008
20.	Pittsburgh,Pennsylvania	Hampton Inn	132	20,457,777	129-159	18,019,257	December 31, 2008
21.	Frisco, Texas	Hilton Garden Inn	102	15,050,000	99-209	12,608,112	December 31, 2008
22.	Round Rock, Texas	Hampton Inn	93	11,500,000	119-139	10,658,652	March 6, 2009
23.	Panama City, Florida	Hampton Inn & Suites	95	11,600,000	159-189	9,995,450	March 12, 2009
24.	Austin, Texas	Homewood Suites	97	17,700,000	149-189	15,866,419	April 14, 2009
25.	Austin, Texas	Hampton Inn	124	18,000,000	129-149	16,587,854	April 14, 2009

		Total	2,887	$399,999,867

Notes for Table 1:

(a)	The amounts shown are subject to change, and exclude discounts that may be offered to corporate, frequent and other select customers.
(b)	The depreciable life is 39 years (or less, as may be permitted by federal tax laws) using the straight-line method. The modified accelerated cost recovery system will be used for the hotel’s personal property component.

Table 2. Loan Information (a)

	Hotel	Franchise	Outstanding Principal Balance of Loan	Annual Interest Rate	Maturity Date
1.	Allen, Texas	Hilton Garden Inn	$10,786,698	5.37%	October 2015
2.	Bristol, Virginia	Courtyard	9,767,131	6.59%	August 2016
3.	Duncanville, Texas	Hilton Garden Inn	13,965,858	5.88%	May 2017
4.	Round Rock, Texas	Hampton Inn	4,175,225	5.95%	May 2016
5.	Austin, Texas	Homewood Suites	7,555,797	5.99%	March 2016
6.	Austin, Texas	Hampton Inn	7,553,015	5.95%	March 2016

			$53,803,724

Note for Table 2:

(a)	This table summarizes loans that (i) pre-dated our purchase, (ii) are secured by our hotels, and (iii) were assumed by our purchasing subsidiary. Each loan provides for monthly payments of principal and interest on an amortized basis.

Table 3. Operating Information (a)

	PART A		Avg. Daily Occupancy Rates (%)
	Hotel Location	Franchise	2004	2005	2006	2007	2008
1.	Tucson, Arizona	Hilton Garden Inn	—	—	—	—	61%
2.	Charlotte, North Carolina	Homewood Suites	63%	78%	76%	71%	53%
3.	Santa Clarita, California	Courtyard	—	—	—	51%	61%
4.	Allen, Texas	Hampton Inn & Suites	—	—	51%	68%	69%
5.	Twinsburg, Ohio	Hilton Garden Inn	62%	64%	63%	66%	66%
6.	Lewisville, Texas	Hilton Garden Inn	—	—	—	42%	63%
7.	Duncanville, Texas	Hilton Garden Inn	—	59%	64%	65%	66%
8.	Santa Clarita, California	Hampton Inn	79%	83%	82%	78%	70%
9.	Santa Clarita, California	Residence Inn	87%	91%	91%	89%	85%
10.	Santa Clarita, California	Fairfield Inn	85%	89%	88%	83%	81%
11.	Beaumont, Texas	Residence Inn	—	—	—	—	85%
12.	Pueblo, Colorado	Hampton Inn & Suites	59%	61%	67%	74%	70%
13.	Allen Texas	Hilton Garden Inn	67%	73%	73%	68%	65%
14.	Bristol, Virginia	Courtyard	52%	54%	65%	67%	57%
15.	Durham, North Carolina	Homewood Suites	68%	67%	73%	73%	69%
16.	Hattiesburg, Mississippi	Residence Inn	—	—	—	—	—
17.	Jackson, Tennessee	Courtyard	—	—	—	—	52%
18.	Jackson, Tennessee	Hampton Inn & Suites	—	—	—	80%	87%
19.	Fort Lauderdale, Florida	Hampton Inn	80%	85%	85%	89%	85%
20.	Pittsburgh, Pennsylvania	Hampton Inn	66%	76%	73%	80%	81%
21.	Frisco, Texas	Hilton Garden Inn	—	—	—	—	—
22.	Round Rock, Texas	Hampton Inn	62%	73%	81%	85%	80%
23.	Panama City, Florida	Hampton Inn & Suites	—	—	—	—	—
24.	Austin, Texas	Homewood Suites	72%	82%	89%	80%	81%
25.	Austin, Texas	Hampton Inn	67%	76%	82%	80%	77%

	PART B		Revenue per Available Room/Suite ($)
	Hotel Location	Franchise	2004	2005	2006	2007	2008
1.	Tucson, Arizona	Hilton Garden Inn	—	—	—	—	$65
2.	Charlotte, North Carolina	Homewood Suites	$45	$55	$62	$67	$51
3.	Santa Clarita, California	Courtyard	—	—	—	$59	$70
4.	Allen, Texas	Hampton Inn & Suites	—	—	$53	$76	$79
5.	Twinsburg, Ohio	Hilton Garden Inn	$57	$62	$64	$69	$71
6.	Lewisville, Texas	Hilton Garden Inn	—	—	—	$50	$72
7.	Duncanville, Texas	Hilton Garden Inn	—	$56	$66	$73	$75
8.	Santa Clarita, California	Hampton Inn	$74	$83	$91	$86	$72
9.	Santa Clarita, California	Residence Inn	$100	$110	$120	$120	$110
10.	Santa Clarita, California	Fairfield Inn	$71	$82	$95	$88	$78
11.	Beaumont, Texas	Residence Inn	—	—	—	—	$133
12.	Pueblo, Colorado	Hampton Inn & Suites	$39	$42	$51	$70	$72
13.	Allen Texas	Hilton Garden Inn	$62	$72	$77	$76	$74
14.	Bristol, Virginia	Courtyard	$47	$50	$58	$66	$66
15.	Durham, North Carolina	Homewood Suites	$70	$71	$81	$88	$85
16.	Hattiesburg, Mississippi	Residence Inn	—	—	—	—	—
17.	Jackson Tennessee	Courtyard	—	—	—	—	$58
18.	Jackson, Tennessee	Hampton Inn & Suites	—	—	—	$92	$105
19.	Fort Lauderdale, Florida	Hampton Inn	$75	$90	$102	$112	$105
20.	Pittsburgh, Pennsylvania	Hampton Inn	$60	$71	$75	$90	$101
21.	Frisco, Texas	Hilton Garden Inn	—	—	—	—	—
22.	Round Rock, Texas	Hampton Inn	$50	$61	$72	$81	$85
23.	Panama City, Florida	Hampton Inn & Suites	—	—	—	—	—
24.	Austin, Texas	Homewood Suites	$69	$79	$96	$103	$110
25.	Austin, Texas	Hampton Inn	$52	$63	$74	$83	$93

Note for Table 3:

(a) Information is shown for the last five years of hotel operations, if applicable.

Table 4. Tax and Related Information

	Hotel Location	Franchise	Tax Year		Real Property Tax Rate (d)	Real Property Tax
1.	Tucson, Arizona	Hilton Garden Inn	2008	(a)(c)	3.3%	$84,899
2.	Charlotte, North Carolina	Homewood Suites	2008	(a)	1.3%	$75,716
3.	Santa Clarita, California	Courtyard	2008	(b)	1.2%	$234,393
4.	Allen, Texas	Hampton Inn & Suites	2008	(a)	2.4%	$190,510
5.	Twinsburg, Ohio	Hilton Garden Inn	2008	(a)	2.0%	$207,403
6.	Lewisville, Texas	Hilton Garden Inn	2008	(a)	2.6%	$457,103
7.	Duncanville, Texas	Hilton Garden Inn	2008	(a)	2.7%	$380,508
8.	Santa Clarita, California	Hampton Inn	2008	(b)	1.2%	$156,423
9.	Santa Clarita, California	Residence Inn	2008	(b)	1.2%	$148,451
10.	Santa Clarita, California	Fairfield Inn	2008	(b)	1.2%	$83,504
11.	Beaumont, Texas	Residence Inn	2008	(a)(c)	2.5%	$3,788
12.	Pueblo, Colorado	Hampton Inn & Suites	2008	(a)	2.7%	$61,793
13.	Allen Texas	Hilton Garden Inn	2008	(a)	2.4%	$330,187
14.	Bristol, Virginia	Courtyard	2008	(a)	1.1%	$74,486
15.	Durham, North Carolina	Homewood Suites	2008	(a)	1.2%	$135,546
16.	Hattiesburg, Mississippi	Residence Inn	2008	(a)(c)	2.5%	$7,497
17.	Jackson, Tennessee	Courtyard	2008	(a)(c)	2.3%	$2,661
18.	Jackson, Tennessee	Hampton Inn & Suites	2008	(a)	2.2%	$78,504
19.	Fort Lauderdale, Florida	Hampton Inn	2008	(a)	2.1%	$135,604
20.	Pittsburgh, Pennsylvania	Hampton Inn	2008	(a)	2.9%	$225,753
21.	Frisco, Texas	Hilton Garden Inn	2008	(a)(c)	2.1%	$52,261
22.	Round Rock, Texas	Hampton Inn	2008	(a)	2.2%	$127,889
23.	Panama City, Florida	Hampton Inn & Suites	2008	(a)(c)	1.0%	$14,790
24.	Austin, Texas	Homewood Suites	2008	(a)	2.2%	$191,259
25.	Austin, Texas	Hampton Inn	2008	(a)	2.2%	$192,946

Notes for Table 4:

(a)	Represents calendar year.
(b)	Represents 12-month period from July 1, 2008 through June 30, 2009.
(c)	The hotel property consisted of undeveloped land for a portion of the 2008 tax year, and the real property tax for 2008 is not necessarily indicative of property taxes expected for the hotel in the future.
(d)	Property tax rate is an aggregate figure for county, city and other local taxing authorities (to the extent applicable).

MANAGEMENT

We are expanding our discussion in the prospectus to include the subsections and information below.

Executive Officers

At a meeting on February 12, 2009, our Board of Directors elected Mr. Justin Knight to the office of President and Mrs. Kristian Gathright to the office of Executive Vice President and Chief Operating Officer. These elections were effective immediately. Mr. Knight and Mrs. Gathright have been with the Company since inception. The biographies for Mr. Knight and Mrs. Gathright appear on page 69 of the prospectus within the section captioned “Executive Officers.”

Ownership of Equity Securities by Management

The determination of “beneficial ownership” for purposes of this Supplement has been based on information reported to the Company and the rules and regulations of the Securities and Exchange Commission. References below to “beneficial ownership” by a particular person, and similar references, should not be construed as an admission or determination by the Company that Common Shares in fact are beneficially owned by such person.

As of March 26, 2009, the Company had a total of 52,970,136 issued and outstanding Common Shares. There are no shareholders known to the Company who beneficially owned more than 5% of its outstanding voting securities on such date. The following table sets forth the beneficial ownership of the Company’s securities by its directors and executive officers as of such date:

Security Ownership of Management

Title of Class(1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Common Shares (voting)	Lisa B. Kern Bruce H. Matson Michael S. Waters Robert M. Wily Glade M. Knight Above directors and executive officers as a group	7,936 7,936 7,936 7,936 10 31,754	* * * * * *

Series A Preferred Shares (non-voting)	Lisa B. Kern Bruce H. Matson Michael S. Waters Robert M. Wily Glade M. Knight Above directors and executive officers as a group	7,936 7,936 7,936 7,936 10 31,754	* * * * * *

Series B Convertible Preferred Shares (non-voting)	Glade M. Knight	480,000	100%

*	Less than one percent of class.
(1)	Executive officers not listed above for a particular class of securities hold no securities of such class. The Series A Preferred Shares are being issued as part of the Company’s best efforts offering of Units. Each Unit consists of one Common Share and one Series A Preferred Share. The Series A Preferred Shares have no voting rights and are not separately tradable from the Common Shares to which they relate.
(2)	Amounts shown for individuals other than Glade M. Knight consist entirely of securities that may be acquired upon the exercise of options, although no options have been exercised to date. The Series B

Convertible Preferred Shares are convertible into Common Shares upon the occurrence of certain events, under a formula which is based on the gross proceeds raised by the Company during its best efforts offering of Units.

Information regarding the Company’s equity compensation plan is set forth in note 5 to the Company’s audited consolidated financial statements, which are incorporated by reference into this Supplement.

Corporate Governance

Board of Directors. The Company’s Board of Directors has determined that all of the Company’s directors, except Mr. Knight, are “independent” within the meaning of the rules of the New York Stock Exchange (which the Company, although not listed on a national exchange, has adopted for purposes of determining such independence). In making this determination, the Board considered all relationships between the director and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

The Board has adopted a categorical standard that a director is not independent (a) if he or she receives any personal financial benefit from, on account of or in connection with a relationship between the Company and the director (excluding directors fees and options), (b) if he or she is a partner, officer, employee or managing member of an entity that has a business or professional relationship with, and that receives compensation from, the Company, or (c) if he or she is a non-managing member or shareholder of such an entity and owns 10% or more of the membership interests or common stock of that entity. The Board may determine that a director with a business or other relationship that does not fit within the categorical standard described in the immediately preceding sentence is nonetheless independent, but in that event, the Board is required to disclose the basis for its determination in the Company’s then current annual proxy statement. In addition, the Board has voluntarily adopted, based on rules of the New York Stock Exchange, certain conditions that prevent a director from being considered independent while the condition lasts and then for three years thereafter.

Compensation of Directors

During 2008, the directors of the Company were compensated as follows:

All Directors in 2008. All directors were reimbursed by the Company for travel and other out-of-pocket expenses incurred by them to attend meetings of the directors or a committee and in conducting the business of the Company.

Independent Directors in 2008. The independent directors (classified by the Company as all directors other than Mr. Knight) received annual directors’ fees of $15,000, plus $1,000 for each meeting of the Board attended in person and $1,000 for each committee meeting attended. Additionally, the Chair of the Audit Committee receives an additional fee of $2,500 per year and the Chair of the Compensation Committee receives an additional fee of $1,500 per year. Under the Company’s Non-Employee Directors’ Stock Option Plan, each non-employee director received options to purchase 7,936 Units, exercisable at $11 per Unit.

Non-Independent Director in 2008. Mr. Knight received no compensation from the Company for his services as a director.

Director Summary Compensation

Director	Year	Fees Earned	Option Awards(1)	Total
Lisa B. Kern	2008	$20,500	$6,587	$27,087
Bruce H. Matson	2008	18,500	6,587	25,087
Michael S. Waters	2008	18,000	6,587	24,587
Robert M. Wily	2008	19,000	6,587	25,587
Glade M. Knight	2008	—	—	—

(1)	The amounts in this column reflect the amount recognized for financial statement reporting purposes for the period ended December 31, 2008 in accordance with FAS 123(R)

Stock Option Grants in Last Fiscal Year

In 2008, the Company adopted a Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provides for automatic grants of options to acquire Units. The Directors’ Plan applies to directors of the Company who are not employees of the Company.

Since adoption of the Directors’ Plan, none of the participants have exercised any of their options to acquire Units. The following table shows the options to acquire Units that were granted under the Directors Plan in 2008:

Option Grants in Last Fiscal Year

Name(1)	Number of Units Underlying Options Granted in 2008(2)
Glade M. Knight	—
Lisa B. Kern	7,936
Bruce H. Matson	7,936
Michael S. Waters	7,936
Robert M. Wily	7,936

(1)	Glade M. Knight is not eligible for the Directors Plan.
(2)	Options granted in 2008 are exercisable for ten years from the date of grant at an exercise price of $11 per Unit.

Certain Relationships and Agreements

The Company has significant transactions with related parties. These transactions may not have arms-length terms, and the results of the Company’s operations might be different if these transactions had been conducted with unrelated parties. The Company’s independent members of the Board of Directors oversees the existing related party relationships and is required to approve any material modifications to the existing contracts. At least one of the Company’s senior management team approves each related party transaction.

The Company has contracted with Apple Suites Realty Group, Inc. (“ASRG”) to provide brokerage services for the acquisition and disposition of real estate assets. ASRG is wholly-owned by Glade M. Knight, the Company’s Chairman and Chief Executive Officer. In accordance with the contract, ASRG is paid a fee equal to 2% of the gross purchase or sales price (as applicable) of any acquisitions or dispositions of real estate investments, subject to certain conditions. Total payments to date to ASRG for services under the terms of this contract were approximately $6.8 million, all incurred in 2008.

The Company also has contracted with Apple Nine Advisors, Inc. (“A9A”), a company wholly- owned by Glade M. Knight to advise the Company and provide day-to-day management services and due-diligence services on acquisitions. In accordance with the contract, the Company pays A9A a fee equal to 0.1% to 0.25% of the total equity contributions to the Company, in addition to certain reimbursable expenses. The aggregate amount of costs paid by the Company to A9A in 2008 was $766,000.

Compensation Discussion and Analysis

General Philosophy

The Company’s executive compensation philosophy is to attract, motivate and retain a superior management team. The Company’s compensation program rewards each senior manager for their contribution to the Company. In addition, the Company uses annual incentive benefits that are designed to be competitive with comparable employers and to align management’s incentives with the interests of the Company and its shareholders.

With the exception of the Company’s Chief Executive Officer (“CEO”), the Company compensates its senior management through a mix of base salary and bonus designed to be competitive with comparable employers. The Company has not utilized stock based awards or long term compensation for senior management. The Company believes that a simplistic approach to compensation better matches the objectives of all stakeholders. Each member of the senior management team performs similar functions for Apple REIT Six, Inc. (“A6”), Apple REIT Seven, Inc. (“A7”), Apple REIT Eight, Inc. (“A8”), ASRG, Apple Six Advisors, Inc. (“ASA”), Apple Seven Advisors, Inc. (“A7A”), Apple Eight Advisors, Inc. (“A8A”) and Apple REIT Nine Advisors, Inc. (“A9A”). As a result each senior manager’s total compensation paid by the Company is proportionate to the estimated amount of time devoted to activities associated with the Company. The CEO is Chairman of the Board of Directors, CEO and majority shareholder of ASRG, ASA, A7A, A8A and A9A each of which has various agreements with the Company and A6, A7 and A8. During 2008, ASRG, ASA, A7A, A8A and A9A received fees of approximately $32.2 million from A6, A7, A8 and A9. The Compensation Committee of the Board of Directors considers these agreements when developing the CEO’s compensation. As a result, the Company’s CEO has historically been compensated a minimal amount by the Company. Annually, the Chairman of the Board of Directors develops the compensation targets of senior management (as well as goals and objectives) with input from other members of senior management and reviews these items with the Compensation Committee of the Board of Directors.

Base and Incentive Salaries

The process of establishing each senior manager’s compensation involves establishing an overall targeted amount and allocating that total between base and incentive compensation. The overall target is developed using comparisons to compensation paid by other public hospitality REITs, and consideration of each individual’s experience in their position and the industry, the risks and deterrents associated with their position and the anticipated difficulty to replace the individual. It is the Company’s intention to set this overall target sufficiently high to attract and retain a strong and motivated leadership team, but not so high that it creates a negative perception with our other stakeholders. Once the overall target is established, approximately 75% of that number is allocated to base salary and the remaining 25% is allocated to incentive compensation. The incentive compensation is then allocated 50% to Company overall performance (typically Funds From Operations (FFO) targets) and 50% to each individual’s subjective performance objectives.

Perquisites and Other Benefits

Senior management may participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance and 401K plan. As noted in the Summary Compensation Table below, the Company provides limited perquisites to its Senior Managers.

Summary Compensation Table

Name	Position	Year	Salary	Bonus	All Other Compensation(1)	Total(2)
Glade Knight	Chief Executive Officer	2008	$12,500	$203	$3,525	$16,228
Justin Knight	President	2008	85,750	12,431	7,017	105,198
David McKenney	President, Capital Markets	2008	85,750	12,431	6,616	104,797
Kristian Gathright	Executive Vice President, Chief Operating Officer	2008	61,250	12,431	6,916	80,597
Bryan Peery	Executive Vice President, Chief Financial Officer	2008	47,500	9,640	4,651	61,791

(1)	Includes portion of health insurance, life insurance, parking and 401K match paid by the company.
(2)	As discussed above, represents Apple REIT Nine’s allocated share of each officer’s total compensation.

SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the period November 9, 2007 (initial capitalization) through December 31, 2007 and the year ended December 31, 2008. Certain information in the table has been derived from the Company’s audited financial statements and notes thereto. This data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Supplement. During the period from the Company’s initial capitalization on November 9, 2007 to July 30, 2008, the Company owned no properties, had no revenue exclusive of interest income, and was primarily engaged in capital formation activities. Operations commenced on July 31, 2008 with the Company’s first property acquisition.

(in thousands except per share and statistical data)	Year Ended December 31, 2008	For the period November 9, 2007 (initial capitalization) through December 31, 2007
Revenues:
Room revenue	$9,501	$—
Other revenue	2,023	—

Total revenue	11,524	—

Expenses:
Hotel operating expenses	7,422	—
Taxes, insurance and other	731	—
General and administrative	1,288	15
Depreciation	2,277	—
Interest (income) expense, net	(2,346)	2

Total expenses	9,372	17

Net income (loss)	$2,152	$(17)

Per Share:
Net income (loss) per common share	$0.14	$(1,684.60)
Distributions declared and paid per common share	$0.51	$—
Weighted-average common shares outstanding—basic and diluted	15,852	—

Balance Sheet Data (at end of period):
Cash and cash equivalents	$75,193	$20
Investment in real estate, net	$346,423	$—
Total assets	$431,619	$337
Notes payable	$38,647	$151
Shareholders’ equity	$389,740	$31
Net book value per share	$9.50	$—

Other Data:
Cash Flow From (Used In):
Operating activities	$3,317	$(2)
Investing activities	$(315,322)	$—
Financing activities	$387,178	$(26)
Number of hotels owned at end of period	21	—
Average Daily Rate (ADR) (a)	$110	$—
Occupancy	59%	—
Revenue Per Available Room (RevPAR) (b)	$65	$—

Funds From Operations Calculation:
Net Income (loss)	$2,152	$(17)
Depreciation of real estate owned	2,277	—

Funds from operations (c)	$4,429	$(17)

(a)	Total room revenue divided by number of rooms sold.
(b)	ADR multiplied by occupancy percentage.
(c)	Funds from operations (FFO) is defined as net income (loss) (computed in accordance with generally accepted accounting principles—GAAP) excluding gains and losses from sales of depreciable property, plus depreciation and amortization. The Company considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(for the year ended December 31, 2008)

General

The Company is a Virginia corporation that intends to qualify as a Real Estate Investment Trust (“REIT”) for federal income tax purposes. The Company, which owned 21 properties as of December 31, 2008 and has limited operating history, was formed to invest in hotels, residential apartment communities and other income-producing real estate in selected metropolitan areas in the United States. The Company was initially capitalized November 9, 2007, with its first investor closing on May 14, 2008. The Company’s first hotel was acquired on July 31, 2008 with an additional 20 hotels purchased during the remainder of 2008.

Hotels Owned

The following table summarizes the location, brand, manager, gross purchase price, number of hotel rooms and date of purchase for each of the hotels the Company owned as of December 31, 2008. All dollar amounts are in thousands.

Location	Brand	Manager	Gross Purchase Price	Rooms	Date of Purchase
Tucson, AZ	Hilton Garden Inn	Western	$18,375	125	7/31/2008
Santa Clarita, CA	Courtyard	Dimension	22,700	140	9/24/2008
Charlotte, NC	Homewood Suites	McKibbon	5,750	112	9/24/2008
Allen, TX	Hampton Inn & Suites	Gateway	12,500	103	9/26/2008
Twinsburg, OH	Hilton Garden Inn	Gateway	17,792	142	10/7/2008
Lewisville, TX	Hilton Garden Inn	Gateway	28,000	165	10/16/2008
Duncanville, TX	Hilton Garden Inn	Gateway	19,500	142	10/21/2008
Santa Clarita, CA	Hampton Inn	Dimension	17,129	128	10/29/2008
Santa Clarita, CA	Residence Inn	Dimension	16,600	90	10/29/2008
Santa Clarita, CA	Fairfield Inn	Dimension	9,337	66	10/29/2008
Beaumont, TX	Residence Inn	Western	16,900	133	10/29/2008
Pueblo, CO	Hampton Inn & Suites	Dimension	8,025	81	10/31/2008
Allen, TX	Hilton Garden Inn	Gateway	18,500	150	10/31/2008
Bristol, VA	Courtyard	LBA	18,650	175	11/7/2008
Durham, NC	Homewood Suites	McKibbon	19,050	122	12/4/2008
Hattiesburg, MS	Residence Inn	LBA	9,793	84	12/11/2008
Jackson, TN	Courtyard	Vista	15,200	94	12/16/2008
Jackson, TN	Hampton Inn & Suites	Vista	12,600	83	12/30/2008
Pittsburgh, PA	Hampton Inn	Vista	20,458	132	12/31/2008
Fort Lauderdale, FL	Hampton Inn	Vista	19,290	109	12/31/2008
Frisco, TX	Hilton Garden Inn	Western	15,050	102	12/31/2008

Total			$341,199	2,478

The purchase price for the hotels, net of debt assumed, was funded primarily by the Company’s ongoing best-efforts offering of Units. The Company assumed approximately $34.5 million of debt secured by three of its hotel properties. In addition, the Company assumed a non-mortgage note payable of $3.8 million in connection with the Lewisville, Texas Hilton Garden Inn hotel. The following table summarizes the interest rate, maturity date and principal amount assumed associated with each note payable. All dollar amounts are in thousands.

Location	Brand	Interest Rate	Maturity Date	Principal Assumed
Lewisville, TX	Hilton Garden Inn	0.00%	12/31/2016	$3,750
Duncanville, TX	Hilton Garden Inn	5.88%	5/11/2017	13,966
Allen, TX	Hilton Garden Inn	5.37%	10/11/2015	10,787
Bristol, VA	Courtyard	6.59%	8/1/2016	9,767

				$38,270

The Company leases all of its hotels to its wholly-owned taxable REIT subsidiary (or a subsidiary thereof) under master hotel lease agreements. The Company also used the proceeds of its ongoing best-efforts offering to pay approximately $6.8 million, representing 2% of the gross purchase price for these hotels, as a brokerage commission to Apple Suites Realty Group, Inc. (“ASRG”), 100% owned by Glade M. Knight, the Company’s Chairman and Chief Executive Officer.

No goodwill was recorded in connection with any of the acquisitions.

Management and Franchise Agreements

Each of the Company’s hotels are operated and managed, under separate management agreements, by affiliates of one of the following companies: Dimension Development Two, LLC (“Dimension”), McKibbon Hotel Group, Inc. (“McKibbon”), Gateway Hospitality Group, Inc. (“Gateway”), LBAM-Investor Group, L.L.C. (“LBA”), Texas Western Management Partners, L.P. (“Western”) and Vista Host, Inc. (“Vista”). The agreements provide for initial terms of 1-5 years. Fees associated with the agreements generally include the payment of base management fees, incentive management fees, accounting fees, and other fees for centralized services which are allocated among all of the hotels that receive the benefit of such services. Base management fees are calculated as a percentage of gross revenues. Incentive management fees are calculated as a percentage of operating profit in excess of a priority return to the Company, as defined in the management agreements. The Company has the option to terminate the management agreements if specified performance thresholds are not satisfied. For the year ended December 31, 2008 the Company incurred approximately $441,000 in management fee expense.

Dimension, McKibbon, Gateway, LBA, Western or Vista is not affiliated with either Marriott or Hilton, and as a result, the hotels they manage were required to obtain separate franchise agreements with each respective franchisor. The Hilton franchise agreements generally provide for a term of 10 to 20 years. Fees associated with the agreements generally include the payment of royalty fees and program fees. The Marriott franchise agreements generally provide for initial terms of 13 to 20 years. Fees associated with the agreements generally include the payment of royalty fees, marketing fees, reservation fees and a communications support fee based on room revenues. For the year ended December 31, 2008 the Company incurred approximately $468,000 in franchise fee expense.

Results of Operations

During the period from the Company’s initial capitalization on November 9, 2007 to July 30, 2008, the Company owned no properties, had no revenue, exclusive of interest income and was primarily engaged in capital formation activities. During this period, the Company incurred miscellaneous start-up costs and interest expense related to an unsecured line of credit. The Company’s first investor closing under its ongoing best-efforts offering occurred on May 14, 2008 and the Company began operations on July 31, 2008 when it purchased its first hotel. During the remainder of 2008, the Company purchased an additional 20 hotel properties. As a result, a comparison of 2008 operating results to prior year results is not meaningful.

Hotel performance can be influenced by many factors including local competition, local and general economic conditions in the United States and the performance of individual managers assigned to each hotel. In evaluating financial condition and operating performance, the most important matters on which the Company focuses are revenue measurements, such as average occupancy, average daily rate (“ADR”) and revenue per available room (“RevPAR”), and expenses, such as hotel operating expenses, general and administrative and other expenses as described below.

During the past several quarters, the overall weakness in the U.S. economy has had a considerable negative impact on both consumer and business travel. As a result, lodging demand in most markets in the United States has declined. The Company expects this trend to continue into 2009 and will not reverse course until general economic conditions improve. The properties owned by the Company have shown results consistent with industry and brand averages for the short period of ownership. In its acquisition process, the Company has anticipated a certain amount of decline in income from historical results; however, there can be no assurance that actual results will meet expectations.

Revenues

The Company’s principal source of revenue is hotel room revenue and other related revenue. For the year ended December 31, 2008, the Company had total revenue of $11.5 million. These revenues reflect hotel operations for the 21 hotels acquired through December 31, 2008 for their respective periods of ownership by the Company. For the period from acquisition through December 31, 2008, the hotels achieved combined average occupancy of approximately 59%, ADR of $110 and RevPAR of $65. ADR is calculated as room revenue divided by the number of rooms sold, and RevPAR is calculated as occupancy multiplied by ADR.

Expenses

Hotel operating expenses for the year ended December 31, 2008 represent the expenses related to the 21 hotels acquired through December 31, 2008 for their respective periods owned. Hotel operating expenses consist of direct room expenses, hotel administrative expense, sales and marketing expense, utilities expense, repair and maintenance expense, franchise fees and management fees. For the year ended December 31, 2008, hotel operating expenses totaled $7.4 million or 64% of total revenue.

Taxes, insurance, and other expenses for the year ended December 31, 2008 were $731,000 or 6% of total revenue.

General and administrative expense for the year ended December 31, 2008 was $1.3 million. The principal components of general and administrative expense are advisory fees, legal fees, accounting fees and reporting expense.

Depreciation expense for the year ended December 31, 2008 was $2.3 million. Depreciation expense represents expense of the Company’s 21 hotel buildings and related improvements, and associated personal property (furniture, fixtures, and equipment) for their respective periods owned.

Interest expense for the year ended December 31, 2008 was $375,000. Interest expense primarily arose from debt assumed with the acquisition of four of the Company’s hotels, and from short-term financing under a line of credit facility which was outstanding from November 14, 2007 to May 14, 2008. During 2008, the Company also recognized $2.7 million in interest income, representing interest on excess cash invested in short-term money market instruments and certificates of deposit.

Related Party Transactions

The Company has significant transactions with related parties. These transactions cannot be construed to be at arms length and the results of the Company’s operations may be different than if conducted with non-related parties.

The Company has a contract with ASRG, to acquire and dispose of real estate assets for the Company. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses is paid to ASRG for these services. As of December 31, 2008, payments to ASRG for services under the terms of this contract have totaled approximately $6.8 million since inception, which were capitalized as a part of the purchase price of the hotels. With the adoption of Financial Accounting Standards Board Statement No. 141R in January 2009, any additional amounts incurred under this contract will be expensed.

The Company is party to an advisory agreement with Apple Nine Advisors, Inc. (“A9A”) to provide management of the Company and its assets. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by the Company, in addition to certain reimbursable expenses, are payable for these services. A9A has entered into an agreement with Apple REIT Six, Inc. (“AR6”) to provide certain management services to the Company. The Company will reimburse A9A for the cost of the services provided by AR6. A9A will in turn reimburse AR6. Total advisory fees and reimbursable expenses incurred by the Company under the advisory agreement are included in general and administrative expenses and totaled approximately $766,000 for the year ended December 31, 2008 and $15,000 for the period November 9, 2007 (initial capitalization) through December 31, 2007.

ASRG and A9A are 100% owned by Glade M. Knight, Chairman and Chief Executive Officer of the Company.

Mr. Knight is also Chairman and Chief Executive Officer of Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc., other REITS. Members of the Company’s Board of Directors are also on the Board of Directors of Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc.

During the fourth quarter of 2008, the Company entered into a series of assignment of contracts with Apple REIT Eight, Inc. (“AR8”) to become the purchaser under three purchase contracts. The purchase contracts are for four hotels which are under construction: a Fairfield Inn & Suites and SpringHill Suites, both 200 room hotels located in Orlando, Florida, with a combined purchase price of $54.8 million, a 119 room SpringHill Suites hotel in Baton Rouge, Louisiana with a purchase price of $15.1 million and a 124 room Hampton Inn & Suites hotel in Rochester, Minnesota with a purchase price of $14.1 million. Under the terms and conditions of the contracts, AR8 assigned to the Company all of its rights and obligations under these purchase contracts. No consideration or fees was paid to AR8 for the assignment of the purchase contracts except for the reimbursement payment of the following: (i) initial deposits totaling $1.2 million made by AR8; and (ii) other costs totaling approximately $64,000 paid by AR8 to third parties. These reimbursement payments did not constitute or result in a profit for AR8.

Series B Convertible Preferred Stock

The Company has issued 480,000 Series B convertible preferred shares to Glade M. Knight, Chairman and Chief Executive Officer of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $48,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into common shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement with A9A, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into a number of common shares based upon the gross proceeds raised through the date of conversion in the Company’s $2 billion offering according to the following table:

Gross Proceeds Raised from Sales of Units through Date of Conversion	Number of Common Shares through Conversion of One Series B Convertible Preferred Share
$400 million	4.83721
$500 million	6.11068
$600 million	7.29150
$700 million	8.49719
$800 million	9.70287
$900 million	10.90855
$ 1 billion	12.11423
$ 1.1 billion	13.31991
$ 1.2 billion	14.52559
$ 1.3 billion	15.73128
$ 1.4 billion	16.93696
$ 1.5 billion	18.14264
$ 1.6 billion	19.34832
$ 1.7 billion	20.55400
$ 1.8 billion	21.75968
$ 1.9 billion	22.96537
$ 2 billion	24.17104

In the event that after raising gross proceeds of $2 billion, the Company raises additional gross proceeds in a subsequent public offering, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/100 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest 100 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests.

Expense related to the issuance of 480,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B shares can be reasonably estimated and the event triggering the conversion of the Series B shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B shares can be converted and the amounts paid for the Series B shares. Although the fair market value cannot be determined at this time, expense if the maximum offering is achieved could range from $0 to in excess of $127 million (assumes $11 per unit fair market value). Based on equity raised through December 31, 2008, if a triggering event had occurred, expense would have ranged from $0 to $25.5 million (assumes $11 per unit fair market value).

Liquidity and Capital Resources

The following is a summary of the Company’s significant contractual obligations as of December 31, 2008:

		Amount of Commitments Expiring per Period
(000’s)	Total	Less than 1 Year	2-3 Years	4-5 Years	Over 5 Years
Property Purchase Commitments	$334,058	$281,958	$52,100	$—	$—
Debt (including interest of $15.1 million)	53,255	2,529	5,059	6,809	38,858

	$387,313	$284,487	$57,159	$6,809	$38,858

The Company was initially capitalized on November 9, 2007, with its first investor closing on May 14, 2008. The Company’s principal source of liquidity will be cash on hand, the proceeds of its on-going best-efforts offering and the cash flow generated from properties the Company has or will acquire and any short term investments. In addition, the Company may borrow funds, subject to the approval of the Company’s board of directors.

The Company anticipates that cash flow, and cash on hand, will be adequate to cover its operating expenses and to permit the Company to meet its anticipated liquidity requirements, including anticipated distributions to shareholders and capital improvements. The Company intends to use the proceeds from the Company’s on-going best-efforts offering, and cash on hand, to purchase income producing real estate.

The Company is raising capital through a best-efforts offering of Units (each Unit consists of one common share and one Series A preferred share) by David Lerner Associates, Inc., the managing dealer, which receives selling commissions and a marketing expense allowance based on proceeds of the Units sold. The minimum offering of 9,523,810 Units at $10.50 per Unit was sold as of May 14, 2008, with proceeds net of commissions and marketing expenses totaling $90 million. Subsequent to the minimum offering and through December 31, 2008, an additional 31.5 million Units, at $11 per Unit, were sold, with the Company receiving proceeds, net of commissions, marketing expenses and other offering costs of approximately $310.5 million. The Company is continuing its offering at $11.00 per Unit. The Company will offer Units until April 25, 2010 unless the offering is extended, or terminated if all of the Units are sold before then.

To maintain its REIT status the Company is required to distribute at least 90% of its ordinary income. Distributions since the initial capitalization through December 31, 2008 totaled approximately $13.0 million and were paid at a monthly rate of $0.073334 per common share beginning in June 2008. For the same period the Company’s cash generated from operations was approximately $3.3 million. Due to the inherent delay between raising capital and investing that same capital in income producing real estate, the Company has had significant amounts of cash earning interest at short term money market rates. As a result, the difference between distributions paid and cash generated from operations has been funded from proceeds from the offering of Units, and this portion of distributions is expected to be treated as a return of capital for federal income tax purposes. In May, 2008, the Company’s Board of Directors established a policy for an annualized dividend rate of $0.88 per common share, payable in monthly distributions. The Company intends to continue paying dividends on a monthly basis, consistent with the annualized dividend rate established by its Board of Directors. The Company’s Board of Directors, upon the recommendation of the Audit Committee, may amend or establish a new annualized dividend rate and may change the timing of when distributions are paid. Since a portion of distributions has to date been funded with proceeds from the offering of Units, the Company’s ability to maintain its current intended rate of distribution will be based on its ability to fully invest its offering proceeds and thereby increase its cash generated from operations. Since there can be no assurance of the Company’s ability to acquire properties that provide income at this level, there can be no assurance as to the classification or duration of distributions at the current rate. Proceeds of the offering which are distributed are not available for investment in properties.

The Company has on-going capital commitments to fund its capital improvements. The Company is required, under all of the hotel management agreements and certain loan agreements, to make available, for the repair, replacement, refurbishing of furniture, fixtures, and equipment, a percentage of gross revenues provided that such amount may be used for the Company’s capital expenditures with respect to the hotels. The Company expects that this amount will be adequate to fund required repair, replacement, and refurbishments and to maintain the Company’s hotels in a competitive condition. As of December 31, 2008, the Company held with various lenders $1.3 million in reserves for capital expenditures. The Company has six major renovations scheduled for 2009. Total capital expenditures for these hotels are anticipated to be approximately $12 million.

As of December 31, 2008, the Company had entered into outstanding contracts for the purchase of 19 additional hotels for a total purchase price of approximately $329 million. Of these 19 hotels, 15 are under construction and should be completed over the next 12 to 18 months. The other four hotels are expected to close within the next three months. The Company also has one purchase contract for land that is subject to a feasibility study for the construction of a SpringHill Suites hotel. Although the Company is working towards acquiring these hotels, there are many conditions to closing that have not yet been satisfied and there can be no assurance that closings will occur under the outstanding purchase contracts. The Company also anticipates assuming outstanding mortgage loan obligations on four of the 19 properties, representing a source of funding of approximately $29.3 million of the total purchase price of the contracts outstanding as of December 31, 2008. It is anticipated the remainder of the purchase price will be funded from proceeds of the Company’s ongoing best-efforts offering of Units and cash on hand.

Subsequent Events

In January 2009, the Company declared and paid approximately $3.0 million in dividend distributions to its common shareholders, or $0.073334 per outstanding common share. The Company also closed on the issuance of 4.0 million Units through its ongoing best-efforts offering, representing gross proceeds to the Company of $44.5 million and proceeds net of selling and marketing costs of $40.0 million.

In February 2009, the Company declared and paid approximately $3.3 million in dividend distributions to its common shareholders, or $0.073334 per outstanding common share. The Company also closed on the issuance of 3.7 million Units through its ongoing best-efforts offering, representing gross proceeds to the Company of $41.0 million and proceeds net of selling and marketing costs of $36.9 million.

On January 5, 2009, the Company entered into a purchase contract for the potential acquisition of a Hampton Inn & Suites hotel in Yuma, Arizona. On February 4, 2009, this contract was terminated. The gross purchase price for the 90 room hotel was $11.3 million.

On January 6, 2009, the Company entered into a purchase contract for the potential acquisition of a Hampton Inn hotel in Holly Springs, North Carolina. The gross purchase price for the 124 room hotel is $14.9 million, and a refundable deposit of $100,000 was paid by the Company in connection with the contract. The hotel is currently under construction. The number of rooms refers to the expected number of rooms upon completion.

On January 21, 2009, the Company entered into a purchase contract for the potential purchase of approximately 500 acres of land to be used for natural gas production located on approximately 115 sites in Texas. The purchase contract is with a subsidiary of Chesapeake Energy Corporation. The total purchase price under the contract is approximately $150 million. The purchase contract also contemplates that at closing, the Company would enter into a long-term lease with a lessee that will use the land for natural gas production. A refundable deposit of $500,000 was paid by the Company in connection with this contract.

On January 29, 2009, the Company terminated a purchase contract for a hotel located in Portsmouth, New Hampshire. The hotel had a purchase price of $15.8 million, secured debt to be assumed by the Company totaling $9.7 million and contained 126 guest rooms. In connection with the termination of this contract, the initial deposit of $200,000 was repaid to the Company.

Impact of Inflation

Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates. Currently the Company is not experiencing any material impact from inflation.

Business Interruption

Being in the real estate industry, the Company is exposed to natural disasters on both a local and national scale. Although management believes there is adequate insurance to cover this exposure, there can be no assurance that such events will not have a material adverse effect on the Company’s financial position or results of operations.

Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at the Company’s hotels may cause quarterly fluctuations in its revenues. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, the Company expects to utilize cash on hand to make distributions.

Critical Accounting Policies

The following contains a discussion of what the Company believes to be critical accounting policies. These items should be read to gain a further understanding of the principles used to prepare the Company’s financial statements. These principles include application of judgment; therefore, changes in judgments may have a significant impact on the Company’s reported results of operations and financial condition.

Capitalization Policy

The Company considers expenditures to be capital in nature based on the following criteria: (1) for a single asset, the cost must be at least $500, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (2) for group purchases of 10 or more identical assets, the unit cost for each asset must be at least $50, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (3) for major repairs to buildings, the repair must be at least $2,500 and the useful life of the asset must be substantially extended.

Impairment Losses Policy

The Company records impairment losses on hotel properties used in operations if indicators of impairment are present, and the sum of the undiscounted cash flows estimated to be generated by the respective properties is less than the properties’ carrying amounts. Impairment losses are measured as the difference between the asset’s fair value less cost to sell, and its carrying value. No impairment losses have been recorded to date.

Investment Policy

The purchase price of real estate properties acquired is allocated to the various components, such as land, buildings and improvements, intangible assets and in-place leases as appropriate, in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations”. The purchase price is allocated based on the fair value of each component at the time of acquisition. Generally, the Company does not acquire real estate assets that have significant in-place leases as lease terms for hotel properties are very short term in nature. The Company has not allocated any purchase price to intangible assets such as management contracts and franchise agreements as such contracts are generally at current market rates and any other value attributable to these contracts are not considered material.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Statement applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements. In February 2008, the FASB released FASB Staff Position (FSP) FAS 157-2—Effective Date of FASB Statement No. 157, which defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and liabilities, except those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The effective date of the statement related to those items not covered by the deferral (all financial assets and liabilities or nonfinancial assets and liabilities recorded at fair value on a recurring basis) is for fiscal years beginning after November 15, 2007. The adoption of this statement did not have and is not anticipated to have a material impact on the Company’s results of operations or financial position.

In February 2007, FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. SFAS 159 was effective for the Company beginning January 1, 2008. The Company has elected not to use the fair value measurement provisions of SFAS 159 and therefore, adoption of this standard did not have an impact on the financial statements.

In December 2007, FASB issued Statement No. 141R, Business Combinations (“SFAS 141R”). SFAS 141R revises Statement 141, Business Combinations, by requiring an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This method replaces the cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. A significant change included in SFAS 141R is the requirement that costs incurred to effect an acquisition must be accounted for separately as expenses. These costs were previously capitalized as part of the cost of the acquisition. Another significant change is the requirement that pre-acquisition contingencies be recognized at fair value as of the date of acquisition if it is more likely than not that they will meet the definition of an asset or liability. SFAS 141R will be adopted by the Company in the first quarter of 2009. The adoption of this standard will have a material impact on the results of operations for the Company when it acquires real estate properties. In addition to other acquisition related costs, the Company will be required to expense the commission paid to ASRG. As of December 31, 2008, the Company had $380,000 in transaction costs related to outstanding contracts for the purchase of 19 hotel properties and other potential property acquisitions. These costs were recorded as deferred acquisition costs and included in other assets in the Company’s consolidated balance sheet as of December 31, 2008. In accordance with SFAS 141R, these costs will be expensed on January 1, 2009. If this statement had been effective for 2008, the Company would have recorded approximately $8.6 million in transaction costs in its consolidated statement of operations for the year ended December 31, 2008.

In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (“SFAS 160”). SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. The Statement also requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. SFAS 160 will be adopted by the Company in the first quarter of 2009. The adoption of the statement is not anticipated to have a material impact on the Company’s results of operations or financial position.

In March 2008, FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). It also applies to non-derivative hedging instruments and all hedged items designated and qualifying as hedges under SFAS 133. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not currently have any instruments that qualify within the scope of SFAS 133, and therefore the adoption of this statement is not anticipated to have a material impact on the Company’s financial statements.

EXPERTS

The consolidated financial statements of Apple REIT Nine, Inc. appearing in Apple REIT Nine, Inc.’s Annual Report (Form 10-K) at December 31, 2008 and 2007 and for the period from November 7, 2007 (initial capitalization) through December 31, 2007 and the period ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The separate audited financial statements of (i) the Tucson, Arizona – Hilton Garden Inn and (ii) the Bristol, Virginia – Courtyard Marriott Hotel have been incorporated by reference herein. These financial statements have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of Charlotte Lakeside Hotel, L.P. (previous owner of the Charlotte, North Carolina Homewood Suites) have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the report of Schneider & Company Certified Public Accountants, PC, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

The separate audited financial statements of (i) the Santa Clarita, California Courtyard by Marriott Hotel, (ii) Beaumont, Texas-Residence Inn by Marriott hotel and (iii) Durham, North Carolina—Homewood Suites have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the reports of L.P. Martin & Company, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

The separate audited financial statements of (i) Allen Stacy Hotel, Ltd. (previous owner of the Allen, Texas Hampton Inn & Suites), (ii) RSV Twinsburg Hotel, Ltd. (previous owner of the Twinsburg, Ohio Hilton Garden Inn), (iii) SCI Lewisville Hotel Ltd. (previous owner of the Lewisville, Texas Hilton Garden Inn), (iv) SCI Duncanville Hotel, Ltd. (previous owner of the Duncanville, Texas Hilton Garden Inn) and (v) SCI Allen Hotel, Ltd. (previous owner of the Allen, Texas Hilton Garden Inn) have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the reports of Novogradac & Company LLP, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

The audited financial statements of the Santa Clarita Hotels Portfolio have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the report of Wilson, Price, Barranco, Blankenship & Billingsley, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

The financial statements of the Hampton Inn & Suites, located in Pueblo, Colorado, as of and for the years ended December 31, 2007 and 2006 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of RMRVH Jackson, LLC, CYRMR Jackson, LLC and VH Fort Lauderdale Investment, Ltd (previous owners of Jackson, Tennessee Courtyard, Jackson, Tennessee Hampton Inn & Suites and Fort Lauderdale, Florida Hampton Inn) have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the report of Pannell Kerr Forster of Texas, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

The audited financial statements of Playhouse Square Hotel Associates and Playhouse Parking Associates, L.P. (previous owners of Pittsburgh, Pennsylvania Hampton Inn) as of and for the year ended December 31, 2007 have been incorporated by reference herein. The 2007 financial statements have been incorporated herein in reliance on the report of Dauby O’Connor & Zaleski, LLC, an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

The audited financial statements of Playhouse Square Hotel Associates and Playhouse Parking Associates, L.P. (previous owners of Pittsburgh, Pennsylvania Hampton Inn) as of and for the year ended December 31, 2006 have been incorporated by reference herein. The 2006 financial statements have been incorporated herein in reliance on the report of Deloitte & Touche LLP, independent auditors, and upon the authority of that firm as an expert in accounting and auditing.

The audited financial statements of Austin FRH, LTD, FRH Braker, LTD and RR Hotel Investment, LTD (previous owners of Round Rock, Texas Hampton Inn; Austin, Texas Homewood Suites; and Austin, Texas Hampton Inn) have been incorporated by reference herein. These financial statements have been incorporated herein in reliance on the report of Pannell Kerr Forster of Texas, P.C., an independent certified public accounting firm, and upon the authority of that firm as an expert in accounting and auditing.

EXPERIENCE OF PRIOR PROGRAMS

The tables following this introduction set forth information with respect to certain of the prior real estate programs sponsored by Glade M. Knight, who is sometimes referred to as the “prior program sponsor.” These tables provide information for use in evaluating the programs, the results of the operations of the programs, and compensation paid by the programs. Information in the tables is current as of December 31, 2008. The tables are furnished solely to provide prospective investors with information concerning the past performance of entities formed by Glade M. Knight. Regulatory filings and annual reports of Cornerstone, Apple REIT Eight, Apple REIT Seven, Apple REIT Six, Apple Hospitality Five and Apple Hospitality Two will be provided upon request for no cost (except for exhibits, for which there is a minimal charge). In addition, Table VI of this Supplement contains detailed information on the property acquisitions of Apple REIT Six, Apple REIT Seven and Apple REIT Eight and is available without charge upon request of any investor or prospective investor. Please send all requests to Apple REIT Nine, Inc., 814 East Main Street, Richmond, VA 23219, Attn: Kelly Clarke; telephone: 804-344-8121.

In the five years ending December 31, 2008, Glade M. Knight sponsored only Cornerstone, Apple Hospitality Two, Apple Hospitality Five, Apple REIT Six, Apple REIT Seven and Apple REIT Eight, which have investment objectives similar to ours. Cornerstone, Apple Hospitality Two, Apple Hospitality Five, Apple REIT Six, Apple REIT Seven and Apple REIT Eight were formed to invest in existing residential rental properties and/or extended-stay and select-service hotels and possibly other properties for the purpose of providing regular monthly or quarterly distributions to shareholders and the possibility of long-term appreciation in the value of properties and shares.

On May 23, 2007, Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of February 15, 2007, upon the completion of the merger, the separate corporate existence of Apple Hospitality Two ceased. Each shareholder of Apple Hospitality Two received approximately $11.20 for each outstanding unit (consisting of one common share together with one Series A preferred share).

On October 5, 2007, Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 25, 2007, upon the completion of the merger, the separate corporate existence of Apple Hospitality Five ceased. Each shareholder of Apple Hospitality Five received approximately $14.05 for each outstanding unit (consisting of one common share together with one Series A preferred share).

The information in the following tables should not be considered as indicative of our capitalization or operations. Also past performance of prior programs is not necessarily indicative of our future results. Purchasers of units offered by our offering will not have any interest in the entities referred to in the following tables or in any of the properties owned by those entities as a result of the acquisition of Units in us.

See, “Apple Nine Advisors and Apple Suites Realty—Prior Performance of Programs Sponsored by Glade M. Knight” in the prospectus for additional information on certain prior real estate programs sponsored by Mr. Knight, including a description of the investment objectives which are deemed by Mr. Knight to be similar and dissimilar to those of the Company.

The following tables use certain financial terms. The following paragraphs briefly describe the meanings of these terms.

•	“Acquisition Costs” means fees related to the purchase of property, cash down payments, acquisition fees, and legal and other costs related to property acquisitions.

•

“Cash Generated From Operations” means the excess (or the deficiency in the case of a negative number) of operating cash receipts, including interest on investments, over operating cash expenditures, including debt service payments.

•	“GAAP” refers to “Generally Accepted Accounting Principles” in the United States.

•	“Recapture” means the portion of taxable income from property sales or other dispositions that is taxed as ordinary income.

•	“Reserves” refers to offering proceeds designated for repairs and renovations to properties and offering proceeds not committed for expenditure and held for potential unforeseen cash requirements.

•	“Return of Capital” refers to distributions to investors in excess of net income.

TABLE I: EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I presents a summary of the funds raised and the use of those funds by Apple REIT Eight, Apple REIT Seven and Apple REIT Six, whose investment objectives are similar to those of Apple REIT Nine, and whose offering closed or was in progress within the three years ending December 31, 2008.

	Apple REIT Eight	Apple REIT Seven	Apple REIT Six
Dollar Amount Offered	$1,000,000,000	$1,000,000,000	$1,000,000,000
Dollar Amount Raised	1,000,000,000	1,000,000,000	1,000,000,000
LESS OFFERING EXPENSES:
Selling Commissions and Discounts	10.00%	10.00%	10.00%
Organizational Expenses	0.15%	0.19%	0.21%
Other	0.00%	0.00%	0.00%
Reserves	0.50%	0.50%	0.50%
Percent Available from Investment	89.35%	89.31%	89.29%
ACQUISITION COSTS:
Prepaid items and fees to purchase property (1)	87.35%	87.31%	87.29%
Cash down payment	0.00%	0.00%	0.00%
Acquisition fees (2)	2.00%	2.00%	2.00%
Other	0.00%	0.00%	0.00%
Total Acquisition Costs	89.35%	89.31%	89.29%
Percentage Leverage (excluding unsecured debt)	12.89%	11.06%	7.00%
Date Offering Began	July 2007	March 2006	April 2004
Length of offering (in months)	9	17	23
Months to invest 90% of amount available for investment (measured from beginning of offering)	11	22	21

(1)	This line item includes the contracted purchase price plus any additional closing costs such as transfer taxes, title insurance and legal fees.
(2)	Substantially all of the acquisition fees were paid to the sponsor or affiliates of the sponsor. The acquisition fees include real estate commissions paid on the acquisition.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE II: COMPENSATION TO SPONSOR AND ITS AFFILIATES

Table II summarizes the compensation paid to the Prior Program Sponsor and its Affiliates, and employee cost reimbursements to related entities (i) by programs organized by it and closed within three years ended December 31, 2008, and (ii) by all other programs during the three years ended December 31, 2008.

	Apple REIT Eight	Apple REIT Seven	Apple REIT Six	Apple Hospitality Five (4)	Apple Hospitality Two (3)
Date offering commenced	July 2007	March 2006	April 2004	January 2003	May 2001
Dollar amount raised	$1,000,000,000	$1,000,000,000	$1,000,000,000	$500,000,000	$300,000,000
Amounts Paid to Prior Program Sponsor from Proceeds of Offering:
Acquisition fees	—	—	—	—	—
Real Estate commission	19,011,000	18,032,000	16,906,642	8,200,000	8,247,000
Advisory Fees (2)	1,114,000	2,854,000	8,145,000	3,315,000	749,000
Other	—	—	—	—	—
Employee payroll and benefits (5)	1,871,000	3,155,000	5,532,000	2,754,135	4,378,624
Cash generated from operations before deducting payments to Prior Program Sponsor	46,391,000	126,994,000	299,914,000	167,383,000	203,609,000
Management and Accounting Fees	—	—	—	—	—
Reimbursements	—	—	—	—	423,000
Leasing Fees	—	—	—	—	—
Other Fees	—	—	—	—	15,700,000	(1)

There have been no fees from property sales or refinancings.

(1)	Effective January 31, 2003, Apple Hospitality Two acquired all shares of Apple Suites Advisors (previously owned by Mr. Glade Knight). As a result of this transaction, Mr. Knight received $2 million in cash and a note due in 2007 in the amount of $3.5 million. Additionally as the result of this transaction, Apple Hospitality Two’s Series B Preferred Shares were converted into approximately 1.3 million Series C Preferred Shares. The Series C Preferred Shares were valued at $10.2 million.
(2)	Effective February 1, 2003, Apple Hospitality Five advisory fees and related expenses were paid to Apple Hospitality Two.
(3)	On May 23, 2007, Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC.
(4)	On October 5, 2007, Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc.
(5)	Represents payroll and benefits expenses either directly incurred, or reimbursements to, Apple Fund Management (a subsidiary of Apple REIT Six and indirectly controlled by the Prior Performance Sponsor) or a prior related REIT organized and indirectly controlled by the Prior Program Sponsor.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS*

Table III presents a summary of the annual operating results for Apple REIT Eight, Apple REIT Seven, Apple REIT Six and Apple Hospitality Five, whose offerings closed or were in progress in the five year period ending December 31, 2008. Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. on October 5, 2007, therefore no results are presented for the year ended December 31, 2007. Table III is shown on both an income tax basis as well as in accordance with generally accepted accounting principles, the only significant difference being the methods of calculating depreciation.

	2008 Apple REIT Eight	2008 Apple REIT Seven	2008 Apple REIT Six	2007 Apple REIT Eight	2007 Apple REIT Seven	2007 Apple REIT Six	2006 Apple REIT Seven	2006 Apple REIT Six	2006 Apple Hospitality Five	2005 Apple REIT Six	2005 Apple Hospitality Five	2004 Apple REIT Six	2004 Apple Hospitality Five
Gross revenues	$133,284,000	$214,291,000	$264,302,000	$1,485,000	$138,564,000	$257,934,000	$20,345,000	$235,875,000	$125,369,000	$101,790,000	$109,413,000	$14,435,000	$90,260,000
Profit on sale of properties	—	—	—	—	—	—	—	—	—	—	—	—	—
Less: Operating expenses	95,047,000	144,028,000	173,098,000	2,097,000	89,338,000	165,059,000	15,689,000	154,424,000	78,881,000	68,733,000	71,207,000	11,623,000	59,107,000
Interest income (expense)	(1,928,000)	(3,766,000)	(1,784,000)	6,343,000	997,000	(1,853,000)	1,855,000	(1,809,000)	134,000	2,126,000	127,000	328,000	421,000
Depreciation	22,044,000	28,434,000	30,918,000	333,000	16,990,000	27,694,000	3,073,000	25,529,000	12,856,000	11,366,000	11,187,000	1,881,000	9,452,000
Net income (loss) GAAP basis	14,265,000	38,063,000	58,502,000	5,398,000	33,233,000	63,328,000	3,438,000	54,113,000	33,766,000	23,817,000	27,146,000	1,259,000	22,122,000
Taxable income	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated from operations	39,714,000	69,025,000	88,747,000	5,563,000	49,957,000	89,848,000	5,158,000	81,363,000	47,008,000	28,907,000	38,504,000	2,904,000	30,955,000
Cash generated from sales	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—	—	—	—	—	—	—	—	—
Less: cash distributions to investors	76,378,000	81,440,000	81,746,000	14,464,000	60,234,000	78,834,000	12,526,000	77,997,000	40,467,000	48,865,000	39,781,000	9,479,000	38,928,000
Cash generated after cash distribution	(36,664,000)	(12,415,000)	7,001,000	(8,901,000)	(10,277,000)	11,014,000	(7,368,000)	3,366,000	6,541,000	(19,958,000)	(1,277,000)	(6,575,000)	(7,973,000)
Less: Special items	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash generated after cash distributions and special items	(36,664,000)	(12,415,000)	7,001,000	(8,901,000)	(10,277,000)	11,014,000	(7,368,000)	3,366,000	6,541,000	(19,958,000)	(1,277,000)	(6,575,000)	(7,973,000)
Capital contributions, net	234,054,000	20,599,000	16,325,000	679,435,000	541,410,000	13,159,000	363,640,000	78,026,000	(226,000)	471,784,000	(2,103,000)	333,295,000	89,836,000
Fixed asset additions	759,346,000	129,589,000	33,434,000	87,643,000	391,227,000	15,635,000	318,157,000	62,075,000	9,231,000	570,034,000	35,525,000	181,047,000	66,218,000
Line of credit-change in (1)	10,258,000	—	—	—	—	—	18,000,000	(28,000,000)	—	28,000,000	—	—	—

TABLE III: OPERATING RESULTS OF PRIOR PROGRAMS*—(Continued)

	2008 Apple REIT Eight	2008 Apple REIT Seven	2008 Apple REIT Six	2007 Apple REIT Eight	2007 Apple REIT Seven	2007 Apple REIT Six	2006 Apple REIT Seven	2006 Apple REIT Six	2006 Apple Hospitality Five	2005 Apple REIT Six	2005 Apple Hospitality Five	2004 Apple REIT Six	2004 Apple Hospitality Five
Cash generated (2)	(562,009,000)	(121,828,000)	(32,326,000)	561,985,000	97,833,000	7,101,000	44,554,000	(9,788,000)	(335,000)	(106,842,000)	(37,548,000)	142,766,000	14,810,000
End of period cash	—	20,609,000	935,000	562,009,000	142,437,000	33,261,000	44,604,000	26,160,000	1,082,000	35,948,000	1,082,000	142,790,000	38,630,000
Tax and distribution data per $1,000 invested
Federal income tax results
Ordinary income	42	45	70	11	50	72	38	66	78	50	57	24	58
Capital gain	—	—	—	—	—	—	—	—	—	—	—	—	—
Cash distributions to investors Source (on GAAP basis)
Investment income	42	45	70	11	50	72	38	66	78	50	57	24	58
Long-term capital gain	—	—	—	—	—	—	—	—	—	—	—	—	—
Return of capital	38	35	12	25	30	8	22	14	4	30	23	26	22
Source (on Cash basis)
Sales	—	—	—	—	—	—	—	—	—	—	—	—	—
Refinancings	—	—	—	—	—	—	—	—	—	—	—	—	—
Operations	80	80	82	36	80	80	60	80	82	80	80	50	80
Other	—	—	—	—	—	—	—	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100%	100%	100%

*	Any rows not reflected from SEC Industry Guide 5 are not applicable to the programs.
(1)	Amount reflects change in Company’s short term credit facilities.
(2)	Amount reflects the net change in Company’s cash balance during the year.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

TABLE IV: RESULTS OF COMPLETED PROGRAMS

Table IV shows the aggregate results during the period of operation for Cornerstone Realty, Apple Suites, Apple Hospitality Two and Apple Hospitality Five, each of which completed operations within the five year period ending December 31, 2008. Cornerstone Realty merged into Colonial Properties Trust on April 1, 2005. Apple Suites merged into Apple Hospitality Two, Inc. on January 31, 2003. Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC on May 23, 2007. Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. on October 5, 2007.

	Apple Hospitality Two	Apple Hospitality Five	Cornerstone Realty (1)	Apple Suites (2)
Dollar Amount Raised	$300,000,000	$500,000,000	$432,309,000	$125,000,000
Number of Properties Purchased	66	28	107	17
Date of Closing of Offering	11/26/02	3/18/04	12/01/01	4/17/01
Date of First Sale of Property	3/24/06	8/10/07	3/10/00	1/31/03
Date of Final Sale of Property	5/23/07	10/5/07	4/01/05	1/31/03
Tax and Distribution Data per $1,000 Investment through:
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$429	$235	$688	$193
- from recapture/return capital	$1,000	$1,000	$407	$205
Capital Gain (loss)	$288	$426	$28	$—
Deferred Gain
- Capital	$—	$—	$—	$—
- Ordinary	$—	$—	$—	$—
Cash Distributions to Investors	$1,717	$1,661	$1,123	$398	(3)
Source (on GAAP basis)
- Investment income	$717	$661	$716	$193
- Return of Capital	$1,000	$1,000	$407	$205
Source (on cash basis)
- Sales	$1,120	$1,277	$7	$—
- Refinancing	$—	$—	$—	$—
- Operations	$597	$384	$1,116	$398
- Other	$—	$—	$—	$—
Receivable on Net Purchase Money Financing	$—	$—	$—	$—

(1)	Merged into a subsidiary of Colonial Properties Trust on April 1, 2005. In connection with the merger, the aggregate value of the stock consideration issued by Colonial Properties Trust was approximately $595 million.
(2)	Merged into a subsidiary of Apple Hospitality Two, Inc. on January 31, 2003.
(3)	Non-cash consideration (stock) was received by the shareholders of Apple Suites.

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results. Purchasers of Units in our offering will own no interest in these prior programs.

TABLE V: SALES OR DISPOSALS OF PROPERTIES

On July 23, 1999, Apple Residential merged with Cornerstone. Prior to the merger, Apple Residential owned 29 apartment communities containing 7,503 apartment homes. The aggregate purchase price of these apartment communities was $311 million. In addition, Apple Residential’s debt of approximately $32 million was assumed by Cornerstone.

On January 31, 2003, Apple Suites, Inc. merged into a subsidiary of Apple Hospitality Two. Prior to the merger, Apple Suites owned 17 extended-stay hotels.

On April 1, 2005, Cornerstone merged into a subsidiary of Colonial Properties Trust. Prior to the merger, Cornerstone owned 87 apartment communities.

On May 23, 2007, Apple Hospitality Two merged with and into an affiliate managed by ING Clarion Partners, LLC. Prior to the merger, Apple Hospitality Two owned 63 hotels.

On October 5, 2007, Apple Hospitality Five merged with and into a subsidiary of Inland American Real Estate Trust, Inc. Prior to the merger, Apple Hospitality Five owned 27 hotels.

Selling Price, Net of Closing Costs and GAAP Adjustments

Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvements, Closing and Soft Costs	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
Sale of 2 Cornerstone apartment communities from January 1, 2004 through April 1, 2005 (date of merger into subsidiary of Colonial Properties Trust):

Arbors at Windsor Lake	Jan-97	Jul-04	$10,500,000	—	—	—	$10,500,000	—	$12,327,274	$12,327,274		(1)
Stone Ridge	Dec-93	Jul-04	5,500,000	—	—	—	5,500,000	—	6,688,548	6,688,548		(1)

			$16,000,000				$16,000,000		$19,015,822	$19,015,822

Sale of two hotels in 2006 Apple Hospitality Two, Inc.

Charlotte	Aug 02	Mar 06	$3,700,000	—	—	—	$3,700,000	—	$5,833,000	$5,833,000	$452,000
Spartanburg	Aug 02	Mar 06	1,900,000	—	—	—	1,900,000	—	3,202,000	3,202,000	343,000

			$5,600,000				$5,600,000		$9,035,000	$9,035,000	$795,000

Information on prior programs is not indicative of our capitalization or operations and is not necessarily indicative of our future results.

Purchasers of Units in our offering will own no interest in these prior programs.

(1)	Information is not available to the registrant. The information would have been transferred to Colonial Properties Trust (which was not and is not an affiliate of ours or of Cornerstone), which acquired through merger all of the properties (including certain books and records) of Cornerstone in April 2005, or the purchasers of these specific properties (which were not and are not affiliates of us or of Cornerstone). The registrant contacted an appropriate officer of Colonial Properties Trust regarding this information and was told that the information was not held by Colonial Properties Trust. In addition, the registrant contacted an appropriate former officer of Cornerstone as to the location of these purchasers and was told that these purchasers were no longer in existence. The registrant has also been unable to locate such purchasers independently.

TABLE VI: ACQUISITIONS OF PROPERTIES BY PROGRAMS

The following is a summary of acquisitions by Apple REIT Eight, Apple REIT Seven and Apple REIT Six at December 31, 2008, each of which acquired hotels, which are named according to their location and franchise (as shown below). Purchasers of our units will not have any interest in these properties.

Apple REIT Six

(dollars in thousands)

City	State	Brand	Encumbrances	Initial Investment	Total Investment	Date of Construction	Date Acquired	# of Rooms
Birmingham	Alabama	Fairfield Inn	$—	$2,411	$2,529	1995	Aug-05	63
Dothan	Alabama	Courtyard	—	8,412	8,703	1996	Aug-05	78
Dothan	Alabama	Hampton Inn & Suites	—	8,971	9,022	2004	Jun-05	85
Huntsville	Alabama	Fairfield Inn	2,831	5,319	5,454	1999	Sep-05	79
Huntsville	Alabama	Residence Inn	—	8,579	8,942	2002	Jun-05	78
Montgomery	Alabama	SpringHill Suites	3,538	7,290	7,466	1998	Sep-05	79
Tuscaloosa	Alabama	Courtyard	—	7,953	8,235	1996	Aug-05	78
Tuscaloosa	Alabama	Fairfield Inn	—	4,240	4,396	1996	Aug-05	63
Anchorage	Alaska	Hampton Inn	—	11,721	13,752	1997	Mar-05	101
Anchorage	Alaska	Hilton Garden Inn	—	19,018	19,425	2002	Oct-04	125
Anchorage	Alaska	Homewood Suites	—	12,849	12,938	2004	Oct-04	122
Phoenix	Arizona	Hampton Inn	—	6,630	7,441	1998	Oct-04	99
Tempe	Arizona	SpringHill Suites	—	8,329	8,441	1998	Jun-05	121
Tempe	Arizona	TownePlace Suites	—	8,395	8,518	1998	Jun-05	119
Arcadia	California	Hilton Garden Inn	—	11,913	14,138	1999	Oct-04	124
Arcadia	California	SpringHill Suites	—	8,092	8,898	1999	Oct-04	86
Bakersfield	California	Hilton Garden Inn	—	11,731	11,940	2004	Mar-05	120
Folsom	California	Hilton Garden Inn	—	18,510	19,683	1999	Nov-05	100
Foothill Ranch	California	Hampton Inn	4,195	7,555	8,382	1998	Apr-05	84
Lake Forest	California	Hilton Garden Inn	—	10,966	11,186	2004	Oct-04	103
Milpitas	California	Hilton Garden Inn	—	19,099	21,003	1999	Nov-05	161
Roseville	California	Hilton Garden Inn	—	21,299	22,878	1999	Nov-05	131
San Francisco	California	Hilton Garden Inn	—	11,552	13,600	1999	Jan-06	169
Boulder	Colorado	Marriott	—	30,891	33,009	1997	May-05	157
Glendale	Colorado	Hampton Inn & Suites	5,732	14,862	16,110	1999	Oct-04	133
Lakewood	Colorado	Hampton Inn	—	10,598	11,062	2003	Oct-04	170
Farmington	Connecticut	Courtyard	—	17,228	17,229	2005	Oct-05	119
Rocky Hill	Connecticut	Residence Inn	—	12,756	12,759	2005	Aug-05	96
Wallingford	Connecticut	Homewood Suites	—	13,491	13,631	2005	Jul-05	104
Clearwater	Florida	SpringHill Suites	—	7,214	7,214	2006	Feb-06	79
Lake Mary	Florida	Courtyard	—	6,258	7,783	1995	Mar-05	86
Lakeland	Florida	Residence Inn	—	10,219	11,446	2001	Jun-05	78
Orange Park	Florida	Fairfield Inn	3,006	7,834	8,011	1998	Nov-05	83
Panama City	Florida	Courtyard	—	9,624	9,669	2006	Mar-06	84
Pensacola	Florida	Courtyard	—	11,914	12,267	1997	Aug-05	90
Pensacola	Florida	Fairfield Inn	—	5,173	5,325	1995	Aug-05	63
Pensacola	Florida	Hampton Inn & Suites	—	9,602	9,609	2005	Jul-05	85
Tallahassee	Florida	Hilton Garden Inn	—	11,233	11,911	1997	Mar-05	99
Albany	Georgia	Courtyard	—	8,911	8,984	2004	Jun-05	84
Columbus	Georgia	Residence Inn	—	8,184	8,278	2003	Jun-05	78
Savannah	Georgia	SpringHill Suites	2,866	5,792	5,957	1999	Sep-05	79
Valdosta	Georgia	Courtyard	—	8,565	8,764	2002	Oct-05	84
Mt. Olive	New Jersey	Residence Inn	—	12,741	12,763	2005	Sep-05	123

City	State	Brand	Encumbrances	Initial Investment	Total Investment	Date of Construction	Date Acquired	# of Rooms
Somerset	New Jersey	Homewood Suites	—	18,614	18,734	2005	Aug-05	123
Saratoga Springs	New York	Hilton Garden Inn	—	18,284	19,725	1999	Sep-05	112
Roanoke Rapids	North Carolina	Hilton Garden Inn	—	18,171	18,171	2008	Mar-08	147
Hillsboro	Oregon	Courtyard	6,325	11,363	11,481	1996	Mar-06	155
Hillsboro	Oregon	Residence Inn	—	15,960	16,156	1994	Mar-06	122
Hillsboro	Oregon	TownePlace Suites	—	11,865	13,088	1999	Dec-05	136
Portland	Oregon	Residence Inn	—	43,087	46,292	2001	Dec-05	258
Pittsburgh	Pennsylvania	Residence Inn	—	11,428	13,001	1998	Sep-05	156
Myrtle Beach	South Carolina	Courtyard	—	9,488	10,524	1999	Jun-04	135
Nashville	Tennessee	Homewood Suites	—	8,347	8,861	1999	May-05	121
Arlington	Texas	SpringHill Suites	—	7,771	7,851	1998	Jun-05	122
Arlington	Texas	TownePlace Suites	—	7,406	7,535	1999	Jun-05	95
Dallas	Texas	SpringHill Suites	—	20,109	20,573	1997	Dec-05	147
Fort Worth	Texas	Homewood Suites	—	9,362	10,379	1999	May-05	137
Fort Worth	Texas	Residence Inn	—	17,459	17,475	2005	May-05	149
Fort Worth	Texas	SpringHill Suites	—	13,744	13,797	2004	May-04	145
Laredo	Texas	Homewood Suites	—	10,899	10,947	2005	Nov-05	106
Laredo	Texas	Residence Inn	—	11,871	11,890	2005	Sep-05	109
Las Colinas	Texas	TownePlace Suites	—	7,461	7,571	1998	Jun-05	136
McAllen	Texas	Hilton Garden Inn	—	9,321	9,943	2000	Jul-05	104
Fredericksburg	Virginia	Hilton Garden Inn	—	17,184	17,277	2005	Dec-05	148
Richmond	Virginia	Corporate Office	—	1,419	4,984	1893	Jun-04	N/A
Kent	Washington	TownePlace Suites	—	12,562	13,939	1999	Dec-05	152
Mukilteo	Washington	TownePlace Suites	—	12,560	13,759	1999	Dec-05	128
Redmond	Washington	Marriott	—	65,672	66,698	2004	Jul-04	262
Renton	Washington	Hilton Garden Inn	—	15,951	17,809	1998	Nov-05	150
Deposits on Construction in Progress			—	—	257

			$28,493	$871,282	$917,468			7,897

Apple REIT Seven

(dollars in thousands)

City	State	Brand	Encumbrances	Initial Investment	Total Investment	Date of Construction	Date Acquired	# of Rooms
Montgomery	AL	Homewood Suites	$—	$11,010	$11,155	2004	Aug-06	91
Montgomery	AL	Hilton Garden Inn	—	10,725	11,116	2003	Aug-06	97
Troy	AL	Hampton Inn	—	6,369	6,465	2003	Aug-06	82
Auburn	AL	Hilton Garden Inn	—	10,522	11,768	2001	Aug-06	101
Huntsville	AL	Hilton Garden Inn	—	10,627	10,665	2005	Aug-06	101
Huntsville	AL	Homewood Suites	—	11,981	11,993	2006	Oct-06	107
Prattville	AL	Courtyard	—	9,577	9,579	2007	Apr-07	84
Dothan	AL	Fairfield Inn	—	4,813	4,832	1993	May-07	63
Trussville	AL	Courtyard	—	9,832	9,832	2007	Oct-07	84
Huntsville	AL	TownePlace Suites	—	9,188	9,190	2007	Dec-07	86
Dothan	AL	Residence Inn	—	9,960	9,960	2008	Apr-08	84
Tucson	AZ	Residence Inn	—	16,958	16,958	2008	Jan-08	124
San Diego	CA	Hilton Garden Inn	—	35,366	35,782	2004	May-06	200
Rancho Bernardo	CA	Courtyard	—	36,940	37,073	1987	Dec-06	210
Agoura Hills	CA	Homewood Suites	—	25,945	25,947	2007	May-07	125
San Diego	CA	Residence Inn	15,280	33,569	33,739	1999	Jun-07	121
San Diego	CA	Hampton Inn	—	43,632	45,757	2001	Jul-07	177
Highlands Ranch	CO	Residence Inn	11,350	19,678	20,064	1996	Feb-07	117
Highlands Ranch	CO	Hilton Garden Inn	—	21,063	21,131	2007	Mar-07	128
Sarasota	FL	Homewood Suites	—	14,062	14,339	2005	Sep-06	100
Miami	FL	Homewood Suites	9,431	25,367	27,191	2000	Feb-07	159
Tallahassee	FL	Fairfield Inn	3,368	7,112	7,193	2000	Apr-07	79
Lakeland	FL	Courtyard	4,058	10,393	10,534	2000	Apr-07	78
Miami	FL	Courtyard	—	15,463	15,542	2008	Sep-08	118
Columbus	GA	Fairfield Inn	—	7,620	7,631	2003	Apr-07	79

City	State	Brand	Encumbrances	Initial Investment	Total Investment	Date of Construction	Date Acquired	# of Rooms
Macon	GA	Hilton Garden Inn	—	10,115	10,139	2007	Jun-07	101
Columbus	GA	SpringHill Suites	—	9,957	9,957	2008	Mar-08	85
Columbus	GA	TownePlace Suites	—	8,674	8,684	2008	May-08	86
Boise	ID	SpringHill Suites	—	21,604	21,990	1992	Sep-07	230
New Orleans	LA	Homewood Suites	16,476	44,086	44,860	2002	Dec-06	166
Hattiesburg	MS	Courtyard	—	9,791	9,791	2006	Oct-06	84
Tupelo	MS	Hampton Inn	3,883	5,264	6,312	1994	Jan-07	96
Omaha	NE	Courtyard	12,143	22,229	24,932	1999	Nov-06	181
Cranford	NJ	Homewood Suites	—	13,982	15,760	2000	Mar-07	108
Mahwah	NJ	Homewood Suites	—	20,146	20,850	2001	Mar-07	110
Ronkonkoma	NY	Hilton Garden Inn	—	27,581	28,012	2003	Dec-06	164
Cincinnati	OH	Homewood Suites	—	7,373	7,450	2005	Dec-06	76
Memphis	TN	Homewood Suites	—	11,469	13,332	1989	May-07	140
Houston	TX	Residence Inn	—	14,147	14,201	2006	Apr-06	129
Brownsville	TX	Courtyard	—	8,874	8,878	2006	Jun-06	90
Stafford	TX	Homewood Suites	—	8,076	8,125	2006	Aug-06	78
San Antonio	TX	TownePlace Suites	—	12,225	12,225	2007	Jun-07	106
Addison	TX	SpringHill Suites	—	12,857	12,907	2003	Aug-07	159
San Antonio	TX	TownePlace Suites	—	14,219	14,219	2007	Sep-07	123
El Paso	TX	Homewood Suites	—	15,825	15,825	2008	Apr-08	114
Provo	UT	Residence Inn	5,369	11,746	14,233	1996	Jun-07	114
Alexandria	VA	Courtyard	—	36,842	37,409	1987	Jul-07	176
Richmond	VA	Marriott	24,826	59,507	67,731	1984	Jan-08	401
Seattle	WA	Residence Inn	—	60,489	67,028	1991	Sep-06	234
Vancouver	WA	SpringHill Suites	—	16,436	16,446	2007	Jun-07	119
Kirkland	WA	Courtyard	—	32,014	32,015	2006	Oct-07	150
Construction in Progress			—	—	438

			$106,184	$933,300	$969,185			6,415

Apple REIT Eight

(dollars in thousands)

City	State	Brand	Encumbrances	Initial Investment	Total Investment	Date of Construction	Date Acquired	# of Rooms
Birmingham	AL	Homewood Suites	$11,738	$16,964	$17,205	2005	May-08	95
Rogers	AR	Fairfield Inn & Suites	—	8,274	8,301	2002	February-08	99
Rogers	AR	Residence Inn	—	12,107	12,154	2003	February-08	88
Springdale	AR	Residence Inn	—	5,830	5,844	2001	March-08	72
Sacramento	CA	Hilton Garden Inn	—	28,308	29,017	1999	March-08	154
Cypress	CA	Courtyard	—	31,922	32,100	1988	April-08	180
Oceanside	CA	Residence Inn	—	29,276	29,295	2007	May-08	125
Burbank	CA	Residence Inn	—	51,430	51,434	2007	May-08	166
Tulare	CA	Hampton Inn & Suites	—	10,595	10,595	2008	June-08	86
San Jose	CA	Homewood Suites	—	22,424	22,561	1991	July-08	140
Tallahassee	FL	Hilton Garden Inn	—	13,588	13,619	2006	January-08	85
Sanford	FL	SpringHill Suites	—	11,542	11,566	2000	March-08	105
Tampa	FL	TownePlace Suites	8,222	11,599	11,797	1999	June-08	95
Jacksonville	FL	Homewood Suites	17,062	23,841	24,367	2005	June-08	119
Port Wentworth	GA	Hampton Inn	—	11,125	11,161	1997	January-08	106
Savannah	GA	Hilton Garden Inn	5,635	15,291	15,291	2004	July-08	105
Overland Park	KS	SpringHill Suites	—	9,153	9,183	1999	March-08	102
Overland Park	KS	Residence Inn	6,976	16,247	16,388	2000	April-08	120
Wichita	KS	Courtyard	—	9,190	9,323	2000	June-08	90
Overland Park	KS	Fairfield Inn & Suites	—	12,441	12,441	2008	August-08	110
Bowling Green	KY	Hampton Inn	—	19,371	19,392	1989	December-07	131
Marlborough	MA	Residence Inn	—	20,703	20,720	2006	January-08	112
Westford	MA	Hampton Inn & Suites	—	15,692	15,692	2007	March-08	110
Westford	MA	Residence Inn	7,092	14,940	14,965	2000	April-08	108
Annapolis	MD	Hilton Garden Inn	—	25,782	25,786	2007	January-08	126
Kansas City	MO	Residence Inn	11,543	17,500	17,511	1968	April-08	106

City	State	Brand	Encumbrances	Initial Investment	Total Investment	Date of Construction	Date Acquired	# of Rooms
Greensboro	NC	SpringHill Suites	—	8,297	8,317	2004	November-07	82
Matthews	NC	Hampton Inn	—	11,214	11,490	1995	January-08	92
Dunn	NC	Hampton Inn	—	13,087	13,135	2006	January-08	120
Concord	NC	Hampton Inn	5,098	9,508	9,535	1996	March-08	101
Fayetteville	NC	Residence Inn	7,141	13,238	13,243	2006	May-08	92
Winston-Salem	NC	Courtyard	8,000	13,900	13,911	1998	May-08	122
Carolina Beach	NC	Courtyard	—	24,884	24,885	2003	June-08	144
Wilmington	NC	Fairfield Inn & Suites	—	15,310	15,310	2008	December-08	122
Somerset	NJ	Courtyard	—	16,504	16,540	2001	November-07	162
New York	NY	Not Currently Branded	—	111,870	122,469	1916	January-08	200
Tulsa	OK	Hampton Inn & Suites	—	10,839	10,842	2007	December-07	102
Greenville	SC	Residence Inn	6,469	9,022	9,049	1998	May-08	78
Hilton Head	SC	Hilton Garden Inn	6,302	13,940	14,180	2001	May-08	104
Columbia	SC	Hilton Garden Inn	11,523	21,807	21,811	2006	September-08	143
Chattanooga	TN	Homewood Suites	—	8,899	9,068	1997	December-07	76
Texarkana	TX	TownePlace Suites	—	9,358	9,369	2006	March-08	85
Texarkana	TX	Courtyard	—	13,334	13,377	2003	March-08	90
Harrisonburg	VA	Courtyard	—	23,822	23,855	1999	November-07	125
Virginia Beach	VA	Courtyard	—	27,958	27,959	1999	June-08	141
Virginia Beach	VA	Courtyard	—	40,875	40,876	2002	June-08	160
Charlottesville	VA	Courtyard	—	28,757	28,758	2000	June-08	137
Suffolk	VA	TownePlace Suites	6,579	10,362	10,362	2007	July-08	72
Suffolk	VA	Courtyard	8,576	12,944	12,944	2007	July-08	92
Chesapeake	VA	Marriott Full Service	—	39,637	39,637	2008	October-08	226
Tukwila	WA	Homewood Suites	—	16,144	16,144	1991	July-08	106
Construction in Progress			—	—	489

			$127,956	$990,645	$1,005,263			5,909

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Company

Apple REIT Nine, Inc.

Report of Independent Registered Public Accounting Firm	*
Consolidated Balance Sheets—December 31, 2008 and December 31, 2007	*
Consolidated Statements of Operations—Year Ended December 31, 2008 and For the Period November 9, 2007 (initial capitalization) through December 31, 2007	*
Consolidated Statements of Shareholders’ Equity—Year Ended December 31, 2008 and For the Period November 9, 2007 (initial capitalization) through December 31, 2007	*
Consolidated Statements of Cash Flows—Year Ended December 31, 2008 and For the Period November 9, 2007 (initial capitalization) through December 31, 2007	*
Notes to Consolidated Financial Statements	*

Financial Statements of Businesses Acquired

Tucson, Arizona—Hilton Garden Inn Hotel

(Audited)

Independent Auditors’ Report	*
Balance Sheet—December 31, 2007	*
Statement of Operations—Year Ended December 31, 2007	*
Statement of Owners’ Equity—Year Ended December 31, 2007	*
Statement of Cash Flows—Year Ended December 31, 2007	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—June 30, 2008 and December 31, 2007	*
Statements of Operations—Six Months Ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six Months Ended June 30, 2008 and 2007	*

Charlotte Lakeside Hotel, L.P. (previous owner of Charlotte, North Carolina Homewood Suites)

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations and Partners’ Deficit—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—June 30, 2008 and 2007	*
Statements of Income and Partners’ Deficit—June 30, 2008 and 2007	*
Statements of Cash Flows—June 30, 2008 and 2007	*

Santa Clarita—Courtyard by Marriott Hotel

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Members’ Equity—Years Ended December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to the Financial Statements	*

(Unaudited)

Balance Sheets—June 30, 2008 and 2007	*
Statements of Members’ Equity—June 30, 2008 and 2007	*
Statements of Operations—Six month periods ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six month periods ended June 30, 2008 and 2007	*

Allen Stacy Hotel, Ltd. ( previous owner of Allen, Texas Hampton Inn & Suites)

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners’ Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—June 30, 2008 and 2007	*
Statements of Operations—Six months ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six months ended June 30, 2008 and 2007	*

RSV Twinsburg Hotel, Ltd. (previous owner of Twinsburg, Ohio Hilton Garden Inn)

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners’ Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—June 30, 2008 and 2007	*
Statements of Operations—Six months ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six months ended June 30, 2008 and 2007	*

SCI Lewisville Hotel Ltd. (previous owner of Lewisville, Texas Hilton Garden Inn)

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners’ Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—June 30, 2008 and 2007	*
Statements of Operations—Six months ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six months ended June 30, 2008 and 2007	*

SCI Duncanville Hotel, Ltd. (previous owner of Duncanville, Texas Hilton Garden Inn)

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners’ Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—June 30, 2008 and 2007	*
Statements of Operations—Six months ended June 30, 2008 and 2007	*
Statements of Cash Flows—Six months ended June 30, 2008 and 2007	*

Bristol, Virginia—Courtyard Marriott

(Audited)

Report of Independent Auditors	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Statements of Owner’s Equity—Year Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—September 30, 2008 and December 30, 2007	*
Statements of Operations—Nine Months Ended September 30, 2008 and 2007	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*

Beaumont, Texas—Residence Inn by Marriott

(Audited)

Independent Auditors’ Report	*
Balance Sheet—December 31, 2007	*
Statement of Operations—Year Ended December 31, 2007	*
Statement of Partners’ Equity—Year Ended December 31, 2007	*
Statement of Cash Flows—Year Ended December 31, 2007	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—September 30, 2008 and December 30, 2007	*
Statements of Operations—Nine Months Ended September 30, 2008 and 2007	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*

Santa Clarita Hotels Portfolio

(Audited)

Independent Auditors’ Report	*
Combined Balance Sheets—December 31, 2007 and 2006	*
Combined Statements of Income—Years Ended December 31, 2007 and 2006	*
Combined Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Combined Balance Sheets—September 30, 2008 and 2007	*
Combined Statements of Income—Nine Months Ended September 30, 2008 and 2007	*
Combined Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*

SCI Allen Hotel, Ltd. (previous owner of Allen, Texas Hilton Garden Inn)

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Changes in Partners’ Capital—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—September 30, 2008 and 2007	*
Statements of Operations—Nine Months Ended September 30, 2008 and 2007	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*

Pueblo, Colorado—Hampton Inn & Suites

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Income—Years Ended December 31, 2007 and 2006	*
Statements of Owner’s Equity—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—September 30, 2008 and 2007	*
Statements of Income—Nine Months Ended September 30, 2008 and 2007	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*

Durham, North Carolina—Homewood Suites

(Audited)

Independent Auditors’ Report	*
Balance Sheets—December 31, 2007 and 2006	*
Statements of Members’ Deficit—Years Ended December 31, 2007 and 2006	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Balance Sheets—September 30, 2008 and 2007	*
Statements of Members’ Deficit—Nine Months Ended September 30, 2008 and 2007	*
Statements of Operations—Years Ended December 31, 2007 and 2006	*
Statements of Cash Flows—Nine Months Ended September 30, 2008 and 2007	*

RMRVH Jackson, LLC, CYRMR Jackson, LLC and VH Fort Lauderdale Investment Ltd.

(previous owners of Jackson, Tennessee Courtyard; Jackson, Tennessee Hampton Inn & Suites and Fort Lauderdale, Florida Hampton Inn)

(Audited)

Independent Auditors’ Report	*
Combined Balance Sheets—December 30, 2007 and December 31, 2006	*
Combined Statements of Income—Years Ended December 30, 2007 and December 31, 2006	*
Combined Statements of Owners’ Equity—Years Ended December 30, 2007 and December 31, 2006	*
Combined Statements of Cash Flows—Years Ended December 30, 2007 and December 31, 2006	*
Notes to Financial Statements	*

(Unaudited)

Combined Balance Sheets—September 28, 2008 and September 30, 2007	*
Combined Statements of Income—Nine Months Ended September 28, 2008 and September 30, 2007	*
Combined Statements of Cash Flows—Nine Months Ended September 28, 2008 and September 30, 2007	*

Playhouse Square Hotel Associates and Playhouse Parking Associates, L.P.

(previous owners of Pittsburgh, Pennsylvania Hampton Inn)

(Audited)

Independent Auditors’ Report	*
Combined Balance Sheets—December 31, 2007 and 2006	*
Combined Statements of Income—Years Ended December 31, 2007 and 2006	*
Combined Statements of Changes in Partners’ Deficit—Years Ended December 31, 2007 and 2006	*
Combined Statements of Cash Flows—Years Ended December 31, 2007 and 2006	*
Schedule of General and Unapplied Expenses—Years Ended December 31, 2007 and 2006	*
Notes to Financial Statements	*

(Unaudited)

Combined Balance Sheets—September 28, 2008 and September 30, 2007	*
Combined Statements of Income—Nine Months Ended September 28, 2008 and September 30, 2007	*
Combined Statements of Changes in Partners’ Equity—Nine Months Ended September 28, 2008 and September 30, 2007	*
Combined Statements of Cash Flows—Nine Months Ended September 28, 2008 and September 30, 2007	*

Austin FRH, LTD, FRH Braker, LTD and RR Hotel Investment, LTD

(previous owners of Round Rock, Texas Hampton Inn; Austin, Texas Homewood Suites; and Austin, Texas Hampton Inn)

(Audited)

Independent Auditors’ Report	*
Combined Balance Sheets—December 28, 2008 and December 30, 2007	*
Combined Statements of Income—Years Ended December 28, 2008 and December 30, 2007	*
Combined Statements of Owners’ Deficit—December 28, 2008, December 30, 2007 and December 31, 2006	*
Combined Statements of Cash Flows—Years Ended December 28, 2008 and December 30, 2007	*
Notes to Combined Financial Statements	*

Pro Forma Financial Information

Apple REIT Nine, Inc. (Unaudited)

Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2008	*
Notes to Pro Forma Condensed Consolidated Balance Sheet	*
Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2008	*
Notes to Pro Forma Condensed Consolidated Statement of Operations	*

*	Incorporated by reference herein. See “Incorporation by Reference” on page S-5 of this Supplement.